Exhibit 99.1

PROVINCE OF MANITOBA

This description of Province of Manitoba is dated as of October 18th, 2024 and appears as Exhibit 99.1 to the Province’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2024.

This document (otherwise than as part of a prospectus contained in a registration statement filed under the Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Province of Manitoba (the Province). The delivery of this document at any time does not imply that the information herein is correct as of any time subsequent to its date.

FURTHER INFORMATION

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission (the Commission) on Form 18-K for the fiscal year ended March 31, 2024. Additional information with respect to the Province is available in that Annual Report, in the other exhibits to that Annual Report and in amendments thereto. The Annual Report exhibits and amendments are available at the Commission’s website at http://www.sec.gov. Copies of those documents may also be obtained from Province of Manitoba, Department of Finance, Treasury Division, 350-363 Broadway, Winnipeg, Manitoba Canada, R3C 3N9.

The fiscal year of the Province ends March 31. Fiscal 2024 and 2023-2024 refer to the fiscal year ended March 31, 2024 and, unless otherwise indicated, 2023 means the calendar year ended December 31, 2023. Other fiscal years and calendar years are referred to in a corresponding manner.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars ($ or C$) and all references to dollars are to Canadian dollars.

Totals in the statistical tables set forth in this document may not add due to rounding.

SUMMARY

The following information is qualified in its entirety by the more detailed information in this document.

PROVINCE OF MANITOBA

Economy (1)

	Year Ended December 31,					Compound Annual Growth Rate (%)
	2019	2020	2021	2022	2023	2019-2023

	(In millions of dollars, unless otherwise indicated)
Nominal Gross Domestic Product	$74,626	$72,963	$79,703	$86,531	$90,383	4.9
Change in Real Gross Domestic Product
Manitoba	1.2%	-4.1%	1.3%	3.3%	1.3%
Canada	1.9%	-5.0%	5.3%	3.8%	1.2%
Manufacturing Shipments	$18,935	$18,628	$21,321	$25,208	$26,352	8.6
Farm Cash Receipts	6,674	7,007	8,520	9,812	10,248	11.3
Capital Investment	9,476	7,944	7,668	7,964	8,372	-3.0
Primary Household Income	47,339	47,535	50,939	54,636	58,369	5.4
Population at July 1 (in 000’s)	1,370	1,380	1,392	1,413	1,455	1.5
Average Unemployment Rate	5.7%	9.7%	7.5%	5.3%	5.4%
Change in Consumer Price Index	2.2%	0.5%	3.3%	7.9%	3.5%
Average Exchange Rate (C$ per US$)	$1.3269	$1.3407	$1.2537	$1.3018	$1.3499

(1)	See “Selected Economic Indicators — Economic and Fiscal Overview” on page 8 for updates to certain key economic indicators.

Revenue and Expense of the Government Reporting Entity (2)

	Year Ended March 31,
	2020	2021	2022	2023 (Restated)	2024
	(In millions of dollars)
Total Revenue	$18,479	$18,602	$19,944	$22,258	$21,792
Total Expense	(18,474)	(20,726)	(20,694)	(21,885)	(23,763)

Summary Net Income (Loss)	$5	$(2,124)	$(750)	$373	$(1,971)

(2)	See “Statement of Revenue and Expense of the Government Reporting Entity” on page 21.

Net Direct Funded and Guaranteed Borrowings

	As of March 31,
	2020	2021	2022	2023	2024

	(In millions of dollars, unless otherwise indicated)
Consisting of
Net Direct Funded Borrowings	$50,594	$53,423	$55,287	$56,684	$59,230
Net Guaranteed Borrowings	61	61	111	111	403

	$50,655	$53,484	$55,398	$56,795	$59,633
Issued for
General Government Programs (1)	$21,531	$23,571	$24,533	$25,800	$27,565
Self-Sustaining Purposes	29,124	29,913	30,865	30,995	32,068

	$50,655	$53,484	$55,398	$56,795	$59,633
General Government Programs Borrowings as a Percentage of Nominal Gross Domestic Product	28.9%	32.3%	30.8%	29.8%	30.5%
Self-Sustaining Purposes Borrowings as a Percentage of Nominal Gross Domestic Product	39.0%	41.0%	38.7%	35.8%	35.5%

(1)	Total borrowings issued for General Government Programs includes borrowings for Capital Assets, Teacher’s Retirement Allowance Fund and Civil Service Superannuation Fund.

Summary Net Debt

	As of March 31,
	2020	2021	2022	2023 (Restated)	2024

	(In millions of dollars, unless otherwise indicated)
Total Financial Assets (1)	$35,139	$37,533	$38,703	$42,139	$43,590

Liabilities:
Taxpayer-supported debt	29,272	31,339	32,398	33,098	36,214
Borrowings on behalf of Manitoba Hydro Electric Board	23,078	23,936	24,587	24,421	24,398
Accounts payable, accrued charges provisions and unearned revenue	5,123	6,543	6,603	7,518	8,410
Derivative financial instruments (2)	—	—	—	2,874	2,479
Asset retirement obligations	730	760	884	811	806
Pension liability	3,107	3,321	3,487	3,597	3,599

Total Liabilities	61,310	65,899	67,959	72,319	75,906

Summary Net Debt	$26,171	$28,366	$29,256	$30,180	$32,316

Summary Net Debt as a Percentage of Nominal Gross Domestic Product	35.1%	38.9%	36.7%	34.9%	35.7%

(1)	Includes cash, amounts receivable, loans and advances, investments, equity in government business enterprises and other financial assets.
(2)

Effective April 1, 2022 the government adopted PS 3450 Financial Instruments. This new standard requires the inclusion of derivative liabilities on the statement of financial position. Recognition, de-recognition and measurement policies followed in financial statements for periods prior to the effective date of this new standard are not reversed and, therefore, the prior periods have not been restated.

MAP OF THE PROVINCE OF MANITOBA

MANITOBA
Hydro Generating Stations
Thermal Generating Stations
Wind Generating Stations
Major Mining Centres
Major Centres
Nunavut
Churchill
Hudson Bay
Limestone
Long Spruce
Kettle
Keeyask
Kelsey
Laurie River #2
Laurie River #1
Thompson
Wuskwatim
Flin Flon
Jenpeg
The Pas
Grand Rapids
Swan River
Dauphin
Selkirk
Ontario
Saskatchewan
Brandon
Portage la Prairie
WINNIPEG
Steinbach
St. Leon
St. Joseph
North Dakota
Minnesota
CANADA
U.S.A.
MEXICO

THE PROVINCE OF MANITOBA

General Information

The Province of Manitoba is located in the centre of Canada, north of the States of Minnesota and North Dakota. It is the most easterly of the three Provinces of Manitoba, Saskatchewan and Alberta, which together constitute the Prairie Region of Canada. Manitoba is bounded on the east by the Province of Ontario, on the north by Hudson Bay and the Territory of Nunavut, and on the west by the Province of Saskatchewan. Manitoba has 400 miles of northern coastline bordering on Hudson Bay. The only seaport in the Prairie Region is located at Churchill on Hudson Bay.

Of Manitoba’s total area of 251,000 square miles, 39,000 square miles are lakes and rivers and 163,000 square miles are lands owned by Manitoba. Cultivated land comprises 28,000 square miles in the southern part of Manitoba. The northern part of the Province, which is part of the Canadian Shield, is composed largely of timberlands and extensive areas of mineralized rock structure.

The estimated population of Manitoba on July 1, 2024 was 1,494,301, an increase of 2.7% over the prior year. The Winnipeg Census Metropolitan Area had an estimated population of 910,240 on July 1, 2023, an increase of 3.9% over the prior year. Winnipeg, the capital of Manitoba, has a diversified economic base with significant activity in a variety of manufacturing and service sectors. Winnipeg is also a major air, rail and truck transportation hub by virtue of its geographical position in the centre of the continent.

The second-largest city in Manitoba is Brandon, with an estimated population of 59,152 on July 1, 2023, an increase of 3.8% over the prior year. Brandon, in western Manitoba, is a major supply centre for the agriculture industry, as well as an agriculture-related manufacturing centre.

Constitutional Framework

Canada consists of a federation of Provinces and Territories. A constitutional division of powers between the Federal and Provincial governments was established by the British North America Act, 1867, an Act of the Parliament of the United Kingdom. By later enactments, including the Constitution Act, 1982, the power to amend the constitution of Canada (the Constitution) was transferred to Canada.

Under the Constitution, the Provinces are assigned jurisdiction over education, municipal institutions, property and civil rights, natural resources and other matters of purely provincial or local concern. The Legislature of each Province has exclusive jurisdiction over the borrowing of money on the sole credit of that Province. The Parliament of Canada has jurisdiction over areas not assigned to the Provincial Legislatures, including such matters as aboriginal persons’ civil rights, the Federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, foreign affairs, postal services, interprovincial transportation and communications undertakings. The Provinces and the Parliament of Canada have shared jurisdictions over immigration, health care, environment and agriculture.

Provincial Government

The Provincial Government has general responsibility for the administration of all governmental activities and functions within Manitoba, other than those which are under the jurisdiction of the Federal Government. It carries out certain of these responsibilities through Provincial agencies, boards, commissions and Crown organizations. Certain other responsibilities have been delegated to cities, municipalities and semi-autonomous bodies such as school boards and regional health authorities.

The executive power in the Province is vested in the Lieutenant Governor acting on the advice of the Executive Council, which is responsible to the Legislative Assembly. The Lieutenant Governor is appointed by the Governor General in Council on the advice of the Prime Minister of Canada.

The Executive Council, which includes the Premier and Ministers of Departments of the Provincial Government, is appointed by the Lieutenant Governor, usually on the nomination of the leader of the party with the largest number of members in the Legislative Assembly. Members of the Executive Council are usually members of the Legislative Assembly.

The Legislative Assembly has 57 members who are elected for a term of four years, subject to earlier dissolution of the Assembly by the Lieutenant Governor, usually on the recommendation of the Executive Council. In the last general election of members of the Legislative Assembly, held on October 3, 2023, the New Democratic Party of Manitoba was elected with 34 of 57 seats. Unless it is called earlier, in accordance with The Elections Act (Manitoba) (the Elections Act), the next Provincial election is to take place in October 2027.

The following table sets forth the results of the four most recent elections of the Province and the current standing of the Legislative Assembly.

	Number of Members
	2011	2016	2019	2023
New Democratic Party of Manitoba	37	14	18	35
Progressive Conservative Party of Manitoba	19	40	36	21
Manitoba Liberal Party	1	3	3	1

Total	57	57	57	57

ECONOMY

General

The Manitoba economy is among the most diversified in Canada, with nine sectors contributing at least 5% of real Gross Domestic Product (GDP) in 2023. Manitoba’s major commercial sectors are: manufacturing, construction, transportation and warehousing, retail trade, finance and insurance, real estate and rental and leasing, and agriculture. Major non-commercial sectors include health and social services, public administration, and education. Centrally located in Canada, Manitoba is a major transportation hub, with national and international air and rail cargo linkages, an ocean port, and a substantial trucking industry.

Economic growth in Manitoba has been among the most stable in Canada, reflecting some of the Province’s structural characteristics, and resulting in a labour force characterized by low unemployment rates and high participation rates. Manitoba’s interprovincial and international exports are diversified in both composition and destination. Historically and compared to other Provinces, Manitoba has generated a stable profile of annual growth in most key economic indicators including in real GDP, employment, international exports, manufacturing sales, and compensation of employees.

Statistics Canada estimates that Manitoba’s real GDP rose by 1.3% in 2023, compared to a 3.3% increase in 2022 and a 1.3% increase in 2021. In contrast, Canada’s real GDP increased by 1.2% in 2023, increased by 3.8% in 2022, and increased by 5.3% in 2021.

The following table presents growth rates in 2023 for key economic indicators and selected sectors of the economy for Manitoba and Canada.

	Manitoba (%)	Canada (%)
Housing Starts	-12.2	-8.2
Retail Sales	1.6	1.9
Manufacturing Sales	4.5	0.6
Nominal Gross Domestic Product	4.5	2.8
Real Gross Domestic Product	1.3	1.2
Capital Investment	5.1	8.2
Foreign Merchandise Exports	3.8	-2.1
Farm Cash Receipts	4.4	4.4
Consumer Price Index	3.5	3.9
Employment	2.5	2.4
Unemployment Rate	4.8	5.4
Population	3.0	2.9

The following table presents select indicators of economic activity and compound annual growth rates for Manitoba and Canada for the calendar years 2019 through 2023. In this table and throughout this document, compound annual growth rates are calculated by distributing the aggregate amount of growth during the period on the basis of a constant annual rate of growth, compounded annually.

SELECTED ECONOMIC INDICATORS

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023

	(In millions of dollars, unless otherwise indicated)
Nominal Gross Domestic Product (1)
Manitoba	$74,626	$72,963	$79,703	$86,531	$90,383	4.9
Canada	2,313,563	2,220,527	2,517,123	2,813,289	2,892,140	5.7
Real Gross Domestic Product (2)
Manitoba	$73,505	$70,493	$71,396	$73,728	$74,704	0.2
Change	1.2%	-4.1%	1.3%	3.3%	1.3%
Canada	$2,241,331	$2,128,408	$2,240,936	$2,326,537	$2,355,593	1.3
Change	1.9%	-5.0%	5.3%	3.8%	1.2%
Primary Household Income	$47,339	$47,535	$50,939	$54,636	$58,369	5.4
Primary Household Income Per Capita (in dollars)	34,553	34,442	36,596	38,678	40,123	3.8
Retail Trade	21,470	21,456	24,315	26,399	26,827	5.7
Capital Investment	9,476	7,944	7,668	7,964	8,372	-3.1
Housing starts (units)	6,946	7,314	8,023	8,095	7,104	0.6
Change in Consumer Prices Indices
Manitoba	2.2%	0.5%	3.3%	7.9%	3.5%
Canada	1.9%	0.7%	3.4%	6.8%	3.9%
Population (July 1) (persons in 000’s)
Manitoba	1,370	1,380	1,392	1,413	1,455	1.5
Canada	37,618	38,029	38,240	38,936	40,083	1.6
Employment (workers in 000’s)	661.4	632.6	656.2	677.5	694.6	1.2
Unemployment Rate	5.3%	8.1%	6.5%	4.6%	4.8%
Average Exchange Rate (C$ per US$)	$1.3269	$1.3407	$1.2537	$1.3018	$1.3499

(1)	Expressed at market prices which includes taxes on products, but excludes subsidies on products.
(2)	Expressed at market prices in 2017 chained dollars. Chained dollars is a method of adjusting real dollar amounts for inflation over time, so as to allow comparison of figures from different years.

Sources: Statistics Canada, Manitoba Bureau of Statistics, Manitoba Department of Finance, and Bank of Canada.

Economic and Fiscal Overview

Like many economies across the globe, Manitoba has faced high inflation, high interest rates, uncertainties related to geopolitical tensions, and supply chain disruptions over the last two years. Despite these challenges, Manitoba has maintained stable growth through 2023 and 2024 to date (as discussed in the table below). A growing population and labour force, along with easing inflation and loosening monetary policy, have helped to maintain Manitoba’s moderate growth and its low unemployment rate, allowing it to perform slightly above what was expected at the time of Budget 2024. These factors resulted in economic forecasts being revised upwards for 2024. According to the Manitoba Finance Survey of Economic Forecasts, real GDP is expected to grow by 1.0% in 2024 and 1.6% in 2025, and nominal GDP is expected to increase by 3.3% in 2024, and 3.3% in 2025. Consumer price inflation is currently expected to average 1.3% in 2024, and 2.1% in 2025.

To facilitate prudent economic and fiscal planning, Budget 2024 includes a $100 million revenue contingency as a fiscal planning measure given the inherent uncertainty in the economic outlook. The Budget also includes a $50 million in Emergency Appropriations for weather-related events such as flood or fire and a $702 million contingency for unanticipated events and contingencies that could not be reasonably anticipated when the budget was prepared or initiated during the fiscal year. Unanticipated events include developments during the year that could not be reasonably anticipated when the budget was prepared. Contingent events include developments that could be anticipated but not with enough certainty to make a reasonable estimate of budget costs, or where final costs are dependent on a pending decision by government.

The government’s overall exposure to risks and uncertainties arises from many variables which it does not directly control. For a discussion of certain risks and uncertainties, see “Risks and Uncertainties” in the Province of Manitoba Annual Report and Public Accounts 2024, filed as Exhibit 99.1 to its Form 18-K/A filed with the Commission on October 4, 2024 and the 2024/25 First Quarter Report Fiscal and Economic Update, filed as Exhibit 99.1 to its Form 18-K/A filed with the Commission on October 4, 2024.

The following table presents the 2024 year-to-date growth rates for key economic indicators in Manitoba and Canada, as well as the year-to-date unemployment rates.

	Manitoba (%)	Canada (%)
Housing Starts (June)	-9.5	6.9
Retail Sales (July)	1.4	1.0
Manufacturing Sales (July)	3.0	-1.6
Foreign Merchandise Exports (July)	-3.3	1.3
Farm Cash Receipts (June)	-2.3	-3.2
Consumer Price Index (August)	1.1	2.7
Employment (September)	2.5	1.7
Unemployment Rate (September)	5.1	6.2
Population (July)	2.7	3.0

Source: Statistics Canada and Manitoba Bureau of Statistics

Economic Structure

The Province has a balanced and diversified economy. In 2023, goods-producing industries accounted for 25.9% of real GDP at basic prices. The commercial service sector accounted for 49.3% of real GDP at basic prices. The non-commercial service sector accounted for 24.7% of real GDP.

The following table sets forth the real gross domestic product by industry at basic prices and the compound annual growth rates for the calendar years 2019 through 2023.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY (1)

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023

	(In millions of 2017 chained dollars)
Goods-Producing Industries
Manufacturing	$6,755	$6,309	$6,491	$6,835	$6,697	0.8%
Construction	4,909	4,432	4,248	4,100	3,953	-5.3
Agriculture	3,076	3,187	2,748	3,296	3,326	2.0
Utilities	2,359	2,449	2,061	2,524	2,277	-0.9
Mining and Oil and Gas Extraction	1,605	1,504	1,481	1,454	1,467	-2.2

Total Goods-Producing Industries	18,723	17,854	17,034	18,224	18,021	-1.0

Service-Producing Industries
Commercial Services
Owner-Occupied Dwellings (2)	6,283	6,421	6,598	6,774	6,899	2.4
Retail Trade	3,909	3,850	4,128	4,153	4,229	2.0
Finance and Insurance	3,842	3,966	4,026	4,166	4,159	2.0
Transportation and Warehousing	4,319	3,579	3,654	3,862	4,087	-1.4
Wholesale Trade	3,107	3,134	3,162	3,054	3,171	0.5
Real Estate & Rental & Leasing	2,545	2,703	2,818	2,762	2,771	2.1
Professional and Scientific	2,347	2,196	2,380	2,434	2,482	1.4
Information and Culture	1,852	1,845	1,927	2,005	2,016	2.1
Accommodation and Food Services	1,495	1,014	1,078	1,276	1,312	-3.2
Administrative and Other Support	1,270	1,100	1,120	1,099	1,081	-3.9
Arts and Entertainment	581	414	435	538	604	1.0
Management of Companies and Enterprises	184	130	94	69	46	-29.3
Other Services (3)	1,322	1,179	1,232	1,334	1,384	1.2

Total Commercial Services Industries	33,056	31,530	32,653	33,524	34,240	0.9

Non-Commercial Services
Health and Social Services	6,495	6,284	6,660	6,640	6,795	1.1
Public Administration	5,859	5,746	5,856	5,903	6,063	0.9
Education	3,942	3,957	4,133	4,185	4,274	2.0

Total Non-Commercial Services Industries	16,296	15,987	16,649	16,728	17,132	1.3

Total Service-Producing Industries	49,357	47,444	49,228	50,182	51,344	1.0

Gross Domestic Product At Basic Prices (4)	$68,086	$65,310	$66,275	$68,483	$69,390	0.5%

(1)

Expressed at basic prices in chained 2017 dollars, it is the gross value-added of all goods and services produced by the economy, excluding taxes and subsidies. Chained dollars is a method of adjusting real dollar amounts for inflation over time, so as to allow comparison of figures from a different year. Value-added differs from value of production, value of shipment or total sales from an industry.

(2)	Value-added arising from the use of residential real estate invariant to changes in ownership; homeowners are considered landlords renting houses to themselves.
(3)	Other services include Repair & Maintenance, Personnel Services & Private Households, and Religious, Grant-Making and Professional and Similar Organizations.
(4)	Total real GDP at basic prices does not equal the sum of real GDP by industry due to the chaining of dollars.

Source: Statistics Canada and the Manitoba Bureau of Statistics

Manufacturing. Manufacturing is the largest industrial sector of the Manitoba economy. The sector is well diversified, producing a wide range of consumer and industrial goods. In 2023, manufacturing accounted for 10.9% of Manitoba’s real GDP and 10.0% of employment.

The largest manufacturing industry is food manufacturing, which produces a broad range of non-durable consumer products, such as processed meat products, grain and oilseed products, dairy products, and industrial agricultural feed products. The second-largest manufacturing industry is transportation equipment, consisting primarily of aerospace products and parts manufacturing.

Other notable industries within manufacturing include machinery (agriculture, construction, and mining implements), chemical manufacturing (pharmaceutical and medicine products and pesticide, fertilizer, and other agricultural chemical products), fabricated metal products, wood products (cabinets, millwork, and lumber), and furniture.

Manufacturing in 2023: Manufacturing sales increased by 4.5% to $26.4 billion in 2023 following an 18.2% increase in 2022. In 2023, Manitoba sales of durable goods increased by 10.6%, and sales of non-durables increased by 0.2%. Employment in Manitoba’s manufacturing industries increased by 1.6% in 2023.

The following table sets forth the gross value of manufacturing sales and the compound annual growth rates of the principal manufacturing industries in Manitoba for the calendar years 2019 through 2023.

GROSS VALUE OF MANUFACTURING SALES

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023
	(In millions of dollars)
Non-Durables
Food Products	4,918.4	6,112.1	6,941.1	8,111.0	8,601.4	15.0%
Chemicals	1,476.6	1,615.4	2,360.7	3,142.2	2,682.2	16.1%
Other Non-Durables	2,561.2	2,510.7	2,694.7	3,328.9	3,321.3	6.7%

Total Non-Durables	8,956.2	10,238.3	11,951.5	14,582.2	14,604.9	13.0%

Durables
Transportation Equipment	3,539.2	2,410.1	2,343.6	2,423.9	3,258.1	-2.0%
Machinery	1,942.7	1,886.7	2,179.8	2,661.3	3,200.3	13.3%
Fabricated Metals	1,103.3	1,055.9	1,145.9	1,339.1	1,513.4	8.2%
Furniture and Related Products	551.6	491.8	675.0	1,072.4	745.7	7.8%
Wood Products	483.2	559.1	693.3	849.3	854.1	15.3%
Other Durables	2,359.0	1,985.6	2,331.8	2,280.0	2,175.6	-2.0%

Total Durables	9,979.1	8,389.2	9,369.4	10,626.1	11,747.2	4.2%

Total	18,935.3	18,627.5	21,320.9	25,208.3.0	26,352.1	8.6%

Source: Statistics Canada, table 16-10-0048.

Manufacturing in 2024: In the first seven months of 2024, the value of manufacturing sales in Manitoba increased 3.0% compared to the same period in 2023. Canadian manufacturing sales decreased by 1.6% over the same period. In Manitoba, the strongest increases were in transportation equipment (+21.6%), followed by machinery (+15.9%), electrical equipment (+8.1%), and food products (1.3%). Year-to-date sales declines were observed in sectors such as furniture and related products (-35.6%), wood products (-8.8%), chemical products (-8.4%), fabricated metal products (-1.7%), and miscellaneous products (-0.2%).

According to Statistics Canada, capital investment in Manitoba’s manufacturing sector declined 0.5% in 2023 to $683.2 million, and intended investments for 2024 are expected to increase by 23.7% to $844.8 million, which would represent the fifth largest recorded annual investment.

Agriculture. Agriculture is an important contributor to the Manitoba economy. Crop and livestock agri-businesses produce a variety of commodities and processed products, and have strong linkages to food manufacturing, transportation and warehousing, retail and wholesale trade, as well as finance, insurance and real estate. In 2023, the agriculture sector represented 4.8% of Manitoba’s real GDP. Agriculture commodities accounted for 22.1% of Manitoba’s total exports in 2023. Manitoba’s 2023 marketed farm cash receipts were divided between 66.7% from crops and 33.3% from livestock.

Agriculture in 2023: Manitoba’s farmers experienced overall good growing conditions in 2023 and although crop prices declined steadily, the increase in marketed volumes drove an increase in farm cash receipts for crops. Livestock sectors experienced generally positive market conditions with the beef sector enjoying record prices and exceptional returns for 2023. Total farm cash receipts in 2023 increased by $436.4 million to $10.2 billion, a 4.4% increase from 2022, and the highest annual value on record. Total cash receipts from crops were up 7.8% to $6.6 billion. Wheat receipts were up 15.7% to $1.9 billion, fresh potatoes receipts were up 16.0% to $414.7 million, grain corn receipts were up 15.5% to $333.0 million, soybean receipts were up 16.6% to $834.9 million, barley were up 46.6% to 89.6 million, and rye were up 30.4% to 47.2 million. In contrast, canola receipts were down 4.0% to $2.3 billion, oat receipts were down 25.0% to $246.0 million, and flaxseed were down 36.9% to 14.4 million. Higher cash receipts were more than offset by higher operating expenditures.

Manitoba’s total livestock receipts in 2023 increased by 7.7% to $3.3 billion compared to 2022. While hog production decreased by 2.8% to $1.5 billion, cattle and calves’ receipts were up 34.2% to $949.0 million, and dairy receipts were up 1.4% to $356.9 million.

The following table sets forth farm cash receipts and the compound annual growth rates for the calendar years 2019 through 2023.

FARM CASH RECEIPTS

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023

	(In millions of dollars)
Crops
Oilseeds	$1,766.7	$2,160.8	$2,513.4	$3,111.0	$3,126.7	15.3%
Wheat	1,137.3	1,134.4	1,458.7	1,678.0	1,941.5	14.3%
Specialty and Forage	364.6	423.8	459.8	596.6	647.1	15.4%
Vegetables	297.2	340.7	361.7	422.9	482.7	12.9%
Other Grains	246.6	265.5	341.2	425.2	382.8	11.6%
Other (1)	207.9	46.3	182.9	(102.2)	29.5	-38.6%

Total Crops	4,020.3	4,371.5	5,317.8	6,131.6	6,610.3	13.2%

Livestock
Hogs	1,093.8	1,055.1	1,407.6	1,507.8	1,466.2	7.6%
Cattle and Calves	619.1	598.3	627.2	707.2	949.0	11.3%
Dairy	317.3	314.9	325.8	352.0	356.9	3.0%
Poultry and Eggs	290.8	287.1	320.3	371.0	401.7	8.4%
Other Livestock	77.8	84.3	103.2	107.8	106.9	8.3%

Total Livestock	2,398.8	2,339.7	2,784.1	3,045.8	3,280.6	8.1%

Direct Payments	255.1	295.5	417.9	634.3	357.2	8.8%

Total Cash Receipts	6,674.2	7,006.7	8,519.9	9,811.6	10,248.1	11.3%

Net Cash Income (2)	1265.9	1,505.9	2,430.2	2,495.9	2,731.8	21.2%

(1)	Includes other crops and, as a negative amount, deferred payments on all crops.
(2)	Represents farm cash receipts less operating expenses.

Source: Statistics Canada, table 32-10-0045 & 32-10-0052.

Agriculture in 2024: Despite wet conditions during planting, most of Manitoba’s crops were seeded at the usual time. Canola, due to its small seed size, is quite challenging to plant successfully in wet soil, so it was planted about two weeks later than usual. The growing season tended to be overly wet for the first half, then dried out in the second half of summer. Harvest is now over 55% complete and most crops yields are expected to match or exceed our five-year average yields.

During the first half of 2024, total farm cash receipts decreased by 2.3% to $4.9 billion, compared to $5 billion in same period of 2023. Total crop receipts for this period decreased by 8.4% to $3.1 billion from $3.3 billion. Declines were recorded for several products including rye (-52.9%), barley (-52.7%), oats (-29.3%), dry peas (-29.0%), soybeans (-27.6%), canola (-15.3%), grain corn (-9.1%), wheat (-9.0%), and dry beans (-0.6%). Increases include fresh potatoes (28.4%), and fresh vegetables (1.4%).

Total livestock receipts increased by 11.5% to $1.7 billion from $1.5 billion in the first six months of 2024. Unlike crop receipts, where declines were observed in several areas, most livestock sectors experienced growth. The increases were recorded for turkeys for meat (+24.4%), chicken and poultry hatcheries (+21.1%), cattle (+20.6%), calves (+13.2%), hogs (+10.6%), eggs in shell (+5.0%), and dairy (+4.0%). There were declines in chickens for meat (-0.3%) and natural honey (-5.1%).

Mining and oil and gas extraction (mineral and petroleum): The mineral and petroleum industries represent the third largest primary resource sector of Manitoba’s economy. The principal metallic minerals produced in Manitoba are nickel, zinc, gold, and copper. Other metals produced include silver, platinum, cobalt, selenium, caesium, and tellurium. Manitoba is also home to lithium deposits that are being explored and tested. Industrial mineral production consists principally of sand and gravel, stone, peat moss and lime, as well as granite, gypsum and limestone. Manitoba produces a light sour blend of crude oil that is exported via pipeline and by rail to refiners in Eastern Canada, and the Northeastern and North-Central areas of the U.S.

In 2023, the mineral and petroleum industries accounted for 2.1% of Manitoba’s real GDP and 4.5% of total international merchandise exports.

Minerals and petroleum in 2023: Capital spending on mining, quarrying, and oil and gas extraction was valued at $652.8 million in 2023, down 5.3% from $689.0 million in 2022. Petroleum sales decreased by 14.4%, while industrial mineral sales rose 3.8% in 2023. Due to confidentiality, the gross value of mining production is not available for 2023 and 2024.

The following table sets forth the gross value of mining production and the compound annual growth rates for the calendar years 2019 through 2023.

GROSS VALUE OF MINING PRODUCTION

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023

	(In millions of dollars)
Metals
Zinc	x	$289.5	$341.4	$268.1	x	—
Nickel	x	187.3	241.6	367.9	463.7	—
Copper	x	x	x	177.2	x	—
Gold	x	200.0	277.9	355.6	308.3	—
Other Metals	x	x	x	51.9	x	—

Total Metals	x	851.8	1,153.6	1,220.6	x	—

Petroleum (1)	1,124.5	632.5	1,080.4	1,639.39	1,404.5	5.7%

Industrial Mining	227.6	180.2	185.7	206.5	214.13	-1.5%

Total	x	$1,664.5	$2,419.8	$3,066.9	x	—

x	Data from Natural Resources Canada not available due to Statistics Canada confidentiality policies.

Sources: Natural Resources Canada unless otherwise indicated.

(1)	Petroleum data provided by Economic Development, Investment, Trade and Natural Resources.

Services: Manitoba’s service sector has a wide range of medium-sized enterprises, including finance and insurance, transportation and warehousing, retail trade, wholesale trade, real estate, rental, and leasing, professional and scientific services, information and culture, and accommodation and food services. Service-producing industries have expanded to account for approximately 74.0% of total real GDP in Manitoba in 2023. In 2023, commercial service industries accounted for 49.3% of total service-producing industries in Manitoba, and non-commercial (primarily publicly funded) service industries accounted for 24.7% of total service-producing industries. These include health and social services, public administration, and education.

Finance and insurance services are an important component of Winnipeg’s economy. Winnipeg acts as the headquarters of IG Wealth Management, a major mutual fund company, The Canada Life Assurance Company, a major life insurance company, and Wawanesa Insurance, a major property and casualty insurer. The finance and insurance service industries accounted for 6.0% of Manitoba’s real GDP in 2023. Winnipeg is also a major centre of Canada’s grain trade, acting as the Canadian head offices of nine major grain dealers, according to the Canadian Grain Commission as of August 2023.

Transportation and warehousing: This sector contributed 5.9% to the Manitoba economy in 2023. Transportation and warehousing is the second largest sector within Manitoba’s commercial services industry, accounting for 11.9% of the industry. This sector includes CentrePort Canada, which is North America’s largest tri-modal inland port and a Foreign Trade Zone strategically located at the hub of international trading corridors connecting to major markets across the globe. Located in the capital region of Winnipeg, CentrePort is a tri-modal hub for the distribution of goods to North American and global markets through access to on-site rail, truck and air cargo operations.

Retail trade: Retail trade sector accounts for 6.1% of overall Manitoba economy in 2023. Retail trade is the second largest sector within Manitoba’s commercial service industries output, accounting for 12.3%. Retail trade accounts for 11.1% of total employment in Manitoba in 2023. The sector is broad based providing a wide range of retail services. The largest retail sector is motor vehicle and parts dealers, followed by food and beverage stores. Other notable industries include general merchandise and gasoline stations and fuel vendors.

Retail trade in 2023: Retail sales increased by 1.6% to $26.8 billion in 2023, following an 8.6% increase in 2022. In 2023, Manitoba retail sales for motor vehicle and parts dealers increased by 9.6%, sales from general merchandise retailers increased by 7.8%, food and beverage sales increased by 5.5%, and sales from furniture, home furnishings, electronics and appliance retailers increased by

1.8%. Declines were reported in retail sales from gasoline stations and fuel vendors (-15.0%), sporting goods, hobby, musical instrument, book and new dealers (-12.0%), and building material and garden equipment and supplies dealers (-7.4%).

Retail trade in 2024: In the first seven months of 2024, the value of retail sales in Manitoba increased by 1.4%, compared to the same period in 2023. The largest increase was in health and personal care retailers (9.2%), followed by motor vehicle and parts dealers (4.7%), general merchandise retailers (3.2%), clothing, clothing accessories, shoes, jewelry, luggage, and leather goods (3.0%), furniture, home furnishings, electronics and appliance retailers (1.3%), food and beverage retailers (1.1%), and sporting goods, hobby, musical instrument, book and miscellaneous (0.7%). Year-to-date sales declined in gasoline stations and fuel vendors (-9.6%) and building material and garden equipment and supplies dealers (-2.1%).

Tourism: Manitoba has a well-developed tourism industry which contributed $1.8 billion to the Manitoba economy in 2022, according to Travel Manitoba’s Annual Report. Home to the Canadian Museum of Human Rights, Canada’s Royal Winnipeg Ballet, the Winnipeg Jets (National Hockey League franchise), Assiniboine Park, and the RBC Convention Centre, the Province attracts significant national and international convention activity. The City of Winnipeg serves as a regional entertainment centre for portions of North Dakota, Minnesota, and northwestern Ontario. Manitoba also offers excellent opportunities for outdoor recreational activities and has many public and private tourism facilities.

Total Exports and Imports

In 2023, total exports of Manitoba goods and services to foreign markets and other provinces increased 8.8% to $50.0 billion, and total imports increased 6.1% to $56.7 billion, resulting in a trade deficit of $6.7 billion. Total exports were equal to 55.3% of nominal GDP, while total imports were equal to 62.7% of nominal GDP.

The following table sets forth categories of selected trade indicators for the calendar years 2019 through 2023.

SELECTED TRADE INDICATORS

	Year Ended December 31,
	2019	2020	2021	2022	2023
	(In millions of dollars, unless otherwise indicated)
Exports of Goods and Services
International	$17,111	$16,742	$18,968	$22,282	$23,099
Interprovincial	20,861	19,329	21,031	23,693	26,900

Total Exports of Goods and Services	37,973	36,070	39,999	45,975	50,000

Ratio of Total Exports to Nominal Gross Domestic Product	50.9%	49.4%	50.2%	53.1%	55.3%
Imports of Goods and Services
International	$21,995	$20,018	$22,171	$25,524	$28,766
Interprovincial	22,475	21,400	24,714	27,866	27,889

Total Imports of Goods and Services	44,470	41,418	46,885	53,391	56,655
Ratio of Total Imports to Nominal Gross Domestic Product	59.6%	56.8%	58.8%	61.7%	62.7%

Trade Balance	$(6,497)	$(5,348)	$(6,885)	$(7,416)	$(6,655)

Sources: Statistics Canada and the Manitoba Bureau of Statistics

Manitoba’s total exports and imports of goods and services are distributed between interprovincial and international markets. In 2023, 53.8% of total export sales were destined for interprovincial markets and 46.2% were destined for international markets. In 2023, 49.2% of total import sales were from interprovincial markets and 50.8% were from international markets.

Manitoba exports more goods to international markets compared to services. Exports of goods and services for interprovincial markets are more evenly distributed. In 2023, goods exports accounted for 83.5% of all international exports (85.2% in 2022), while services accounted for 16.5% (14.8% in 2022). Goods exports accounted for 56.0% of all interprovincial exports in 2023 (58.1% in 2022), while services accounted for 44.0% (41.9% in 2022).

Manitoba imports more goods from international markets compared to services. Manitoba imports of goods and services from interprovincial markets are evenly distributed. In 2023, goods imports accounted for 84.7% of all international imports (84.8% in

2022), while services accounted for 15.3% in 2023 (15.2% in 2022). For total interprovincial imports in 2023, goods accounted for 45.9% (48.0% in 2022), while services accounted for 54.1% (52.0% in 2022).

Foreign merchandise imports for the first seven months of 2024 were up 1.7% on a year-to-date basis. This compares to a 0.8% increase in foreign merchandise imports for Canada.

Foreign Merchandise Exports

Foreign Exports in 2023: Foreign merchandise exports from Manitoba amounted to $21.5 billion in 2023. Manufactured products accounted for 67.9% of total exports, while agriculture commodities accounted for 22.1%. Mining commodities and electricity sales accounted for 4.5% and 3.3% respectively of total foreign merchandise exports from Manitoba. In 2023, of the total foreign merchandise exports, 72.2% were to the United States, 17.0% to Asia, 3.0% to Europe and 2.9% to Mexico.

From 2019 to 2023, total foreign merchandise exports increased by 35.1% (representing a compound annual growth rate of 7.8%). Exports to the U.S. increased by 28.4% (representing a compound annual growth rate of 6.4%) and exports to all other countries increased by 56.2% (representing a compound annual growth rate of 11.8%).

In 2023, total Manitoba exports increased by 3.8%, with exports to U.S. markets increasing 1.6%, and exports to non-U.S. markets increasing 10.1%.

The following table sets forth foreign exports by commodity and the compound annual growth rates for the calendar years 2019 through 2023.

FOREIGN EXPORTS BY COMMODITY (1)

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023 (2)

	(In millions of dollars)
Manufacturing
Food	2,840.4	3,305.0	3,836.4	4,119.2	4,504.9	12.2%
Chemicals	2,854.6	2,572.7	2,741.3	3,459.1	3,022.1	1.4%
Machinery	1,256.3	1,262.1	1,558.7	2,000.1	2,315.1	16.5%
Transportation Equipment	1,751.2	1,122.4	965.9	1,055.6	1,468.7	-4.3%
Plastics and Rubber	475.2	499.7	532.1	676.7	696.8	10.0%
Fabricated Metal	285.2	254.6	303.7	411.6	459.6	12.7%
Wood Products	239.6	313.6	341.0	404.2	423.7	15.3%
Paper and Allied	257.7	240.0	327.2	317.1	297.1	3.6%
Electrical Equipment	168.0	155.0	178.0	198.7	286.8	14.3%
Primary Metals	370.0	376.0	408.7	370.7	254.5	-8.9%
Furniture and Fixtures	191.9	181.0	207.9	252.0	248.6	6.7%
Computers and Electronics	180.8	139.2	138.9	175.4	218.9	4.9%
Petroleum and Coal	83.1	84.6	98.4	156.1	188.8	22.8%
Printing and Publishing	129.4	131.0	131.0	126.9	104.0	-5.3%
Other	126.1	99.6	123.0	168.1	124.9	-0.2%

Total Manufacturing	11,209.2	10,736.5	11,892.2	13,891.4	14,614.3	6.9%

Agriculture
Oilseeds	869.2	1,315.0	1,591.6	2,015.5	1,883.8	21.3%
Wheat	1,148.2	1,298.1	1,317.1	1,555.2	1,749.1	11.1%
Other Grains	209.7	230.5	295.8	241.1	304.1	-2.7%
Vegetables	235.4	254.7	179.2	203.2	281.8	9.7%
Hogs	225.8	173.4	272.6	256.0	202.3	4.6%
Other Agriculture	111.5	122.0	128.1	141.4	175.7	3.5%
Cattle	138.0	99.8	108.2	161.5	158.4	12.0%

Total Agriculture	2,937.9	3,493.5	3,892.8	4,573.9	4,755.4	12.8%

Mining and Oil and Gas Extraction	461.1	394.5	584.4	905.7	959.2	20.1%
Electricity	395.4	494.4	491.5	867.3	702.3	15.4%
Other	921.1	631.5	575.6	484.1	477.8	-15.1%

Total	15,924.7	15,750.4	17,436.4	20,722.3	21,509.1	7.8%

(1)	Export data, except for some principal grains, are based on port-of-exit information; consequently, data for several categories reflect an estimated value of Provincial foreign exports.
(2)

Due to an error in the 2023 exports data from Statistics Canada, the data was manually adjusted by Manitoba Bureau of Statistics to better reflect the anticipated revisions to the data expected to become available in November 2024.

Source: Statistics Canada unless otherwise indicated.

Foreign Exports in 2024: Foreign merchandise exports for the first seven months of 2024 were down 3.3% on a year-to-date basis, mainly driven by an 11.9% decline in chemical manufacturing. This compares to a 1.3% increase in foreign merchandise exports for Canada. Over the same period, Manitoba merchandise exports to the U.S. have decreased by 2.9% and merchandise exports to other countries have decreased by 4.3%.

Capital Investment

The annual Capital and Repair Expenditures Survey collects data on capital and repair expenditures in Canada. In 2023, capital investment in Manitoba increased 5.1%, the third lowest annual change among provinces and below Canada’s 8.2% increase. The percentage increases in capital investment occurred in: public administration; utilities; agriculture; education; construction; and retail trade. Notable declines in capital investment in 2023 occurred in health care and social assistance; real estate and leasing; and arts, entertainment and recreation. Other sectors with annual declines include: manufacturing; and accommodation and food services. In 2023, private investment increased by 0.6% when compared to 2022, while public investment increased by 13.7%.

The following table sets forth categories of capital investment and the compound annual growth rates for the calendar years 2019 through 2023.

CAPITAL INVESTMENT

	Year Ended December 31,					Compound Annual Growth Rate (%) 2019-2023
	2019	2020	2021	2022	2023

	(In millions of dollars)
Public Administration	974.1	1,036.8	1,066.3	1,079.3	1,313.9	7.8%
Utilities	1,974.7	1,484.0	1,047.8	810.5	839.5	-19.3%
Manufacturing	1,084.1	900.2	753.2	686.6	683.2	-10.9%
Agriculture	632.1	676.7	584.1	611.1	677.8	1.8%
Education	279.6	312.6	365.6	271.8	413.9	10.3%
Construction	221.6	232.8	343.0	363.4	412.6	16.8%
Health Care and Social Assistance	213.3	210.3	284.1	502.6	410.2	17.8%
Real Estate and Leasing	459.0	361.9	416.9	529.2	379.1	-4.7%
Retail Trade	320.2	227.2	229.8	232.4	334.0	1.1%
Accommodation and Food Services	193.0	91.1	84.7	77.6	77.0	-20.5%
Arts, Entertainment and Recreation	143.9	121.0	174.1	146.9	74.8	-15.1%
Other (1)	2,980.6	2,289.8	2,318.5	2,653.0	2,755.8	-1.9%

Total	9,476.2	7,944.4	7,668.1	7,964.4	8,371.8	-3.1%

Private	5,705.7	4,748.8	4,825.9	5,213.7	5,245.3	-2.1%
Public	3,770.6	3,195.7	2,842.2	2,750.6	3,126.6	-4.6%

Source: Statistics Canada, tables 34-10-0035 and 34-10-0038.

(1)

Other categories of capital investments include mining and oil and gas extraction, wholesale trade, transportation and warehousing, information and cultural industries, finance and insurance, professional, scientific and technical services, management of companies and enterprises, and administrative and support.

Labour Force

Labour Markets in 2023: In 2023, employment increased 2.5% compared to 2022, with growth occurring in: forestry, fishing, mining, quarrying, oil and gas; utilities; construction; manufacturing; wholesale and retail trade; transportation and warehousing; finance, insurance, real estate, rental and leasing; professional, scientific and technical services; information, culture and recreation; accommodation and food services; educational services; health care and social assistance; and public administration. Declines were recorded in: agriculture; business, building and other support services; accommodation and food services; and other services (except public administration). In 2023, the average unemployment rate in Manitoba was 4.8%, up from 4.6% in 2022, and below Canada’s rate of 5.4%. Manitoba was tied with Saskatchewan in having the lowest unemployment rate among provinces.

The following table sets forth selected labour force statistics for Manitoba and Canada for the calendar years 2019 through 2023.

LABOUR FORCE

	Annual Averages
	2019	2020	2021	2022	2023
Labour Force (in 000’s)	698.7	688.7	701.5	709.8	729.9
Employment (in 000’s)	661.4	632.6	656.2	677.5	694.6
Participation Rate (Manitoba) (%)	67.2	65.7	66.7	66.7	67.1
Participation Rate (Canada) (%)	66.1	64.3	65.4	65.4	65.6
Unemployment Rate (Manitoba) (%)	5.3	8.1	6.5	4.6	4.8
Unemployment Rate (Canada) (%)	5.7	9.7	7.5	5.3	5.4

Source: Statistics Canada, table 14-10-0327.

Labour Markets in 2024: In the first nine months of 2024, seasonally adjusted employment in Manitoba increased 2.5% compared to the same period in 2023, averaging 709,300 jobs. Employment increases were recorded in: construction; manufacturing; wholesale and retail trade; transportation and warehousing; finance, insurance, real estate, rental and leasing; health care and social assistance; information, culture and recreation; and other services (except public administration). Declines were recorded in: agriculture; forestry, fishing, mining, quarrying, oil and gas; utilities; professional, scientific and technical services; business, building and other support services; educational services; accommodation and food services; and public administration.

In the first nine months of 2024, the seasonally adjusted unemployment rate in Manitoba averaged 5.1%, up from 4.9% in the same period in 2023 and is the lowest in Canada. During the same period, the seasonally adjusted unemployment rate in Canada averaged 6.2%. Manitoba’s seasonally adjusted labour force participation rate over the first eight months of 2024 averaged 66.6%, down from 67.1% in the same period in 2023. The seasonally adjusted labour force participation rate in Canada averaged 65.2% over the first nine months of 2024, up from 65.7% in the same period in 2023.

Energy

Refined petroleum, natural gas, and natural gas liquids provided 42.6%, 28.7%, and 1.5%, respectively, of the Province’s total energy needs in 2022. The remaining 27.1% was generated by electricity, with the majority generated by hydro-electric energy.

The provincial crown corporation, Manitoba Hydro, generated 29.7 billion kilowatt hours of clean electricity from renewable resources in fiscal year 2023/24, mostly hydroelectric, representing over 99% of the crown corporation’s total electricity generation. Hydraulic generation of 29.7 billion kilowatt hours in fiscal year 2023/2024 reflected a 24.8% decrease from 39.5 billion kilowatt hours in the previous year, primarily as a result of Manitoba Hydro experiencing drought conditions for the second time in the last three years.

For more information on clean electricity generation in the Province, including rates, see “The Manitoba Hydro-Electric Board” section.

Climate and Green Plan

The Climate and Green Plan Act (Manitoba) (the “Act”) received royal assent on November 8, 2018. The Act requires the minister to prepare an annual report that provides a “review of the programs, policies and measures in the climate and green plan”, as well as the emissions reductions achieved from new climate measures. The Act also requires the minister to prepare a five-year report on greenhouse gas emissions in Manitoba beginning with the 2018 – 2022 period and every five-year period following. The report must be completed no later than 18 months after the five-year period to which the report relates. The Province expects to publish its first five-year report under the Act in 2024.

GOVERNMENT FINANCES

Under the Canadian Constitution, the Province has the power to impose direct taxation within the Province in order to raise revenue for Provincial purposes. It also has exclusive jurisdiction over the borrowing of money on the sole credit of the Province.

Under the statutes of the Province, all public money is paid to the credit of the Minister of Finance and deposited into one Consolidated Fund of the Province. Money necessary to carry out the operations of the Province in each fiscal year is voted by the Legislative Assembly, with the exception of those expenses for which provision has already been made by special legislation, such as amounts required to service the debt of the Province and to fulfill guarantees made by the Province. In addition, when the Legislative Assembly is not in session, the Lieutenant Governor in Council may authorize expenditures that are urgently and immediately required for the public good through the issuance of special warrants.

The Auditor General examines the accounts and financial statements of the Province and is responsible to the Legislative Assembly. The Auditor General is required to make a report to the Legislative Assembly with respect to each fiscal year.

The Summary Financial Statements of the Province have been prepared in accordance with Canadian public sector accounting standards.

The Summary Financial Statements reflect the financial results of the Government Reporting Entity (GRE), which consists of various government components, Government Organizations (GOs), Government Business Enterprises (GBEs) and Government Business Partnerships (GBPs).

In order to be considered a part of the GRE for the Summary Financial Statements, an organization must be controlled by the Province. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss from the other organization’s activities.

GOs, with the exception of GBEs and GBPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of GOs (Crown organizations) are not the same as that of the GRE and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs are entities whose principal activities are carrying on businesses, including Manitoba Hydro, Deposit Guarantee Corporation of Manitoba, Manitoba Public Insurance Corporation, and Manitoba Liquor and Lotteries Corporation.

GBEs maintain their accounts in accordance with IFRS. They derive the majority of their revenues from sources outside the GRE and are reported in the Summary Financial Statements using the modified equity method of consolidation. Under this method of accounting consolidation, the original investment of the Province in GBEs is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE. Inter-entity accounts and transactions among GBEs are not eliminated. Table II shows the Supplementary financial information, which describes the financial position and results of operations of these enterprises.

The characteristics of a GBP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. GBPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the GBP’s net income or losses, and other net equity changes, without adjusting the GBP’s accounting policies to a basis consistent with that of the GRE.

The Consolidated Fund of the Province reflects, on a combined basis, the transactions and balances of the Core Government (which records the operations of government departments and programs), the Trust Fund (which records the trust administration function) and other special funds of the Province, such as the Fiscal Stabilization Account. The Fiscal Stabilization Account serves to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year and to improve long-term fiscal planning. This Account is also available for special initiatives. Transfers to and from the Fiscal Stabilization Account are directed by the Minister of Finance, subject to approval by the Lieutenant Governor in Council. At March 31, 2024, the Fiscal Stabilization Account had $585 million in liquid assets (2023 — $585 million).

The revenues and expenses of the Provincial Government are recorded in the Summary Financial Statements on an accrual basis with the following specific accounting policies:

a)

Government of Canada Receipts — Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

b)

Taxes — Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by Manitoba Finance using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the income tax system. Transfers made through the tax system are recognized as expenses.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as expenses.

c)	Other Revenue — All other revenues are recorded on an accrual basis, except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

d)	Expenses — All expenses incurred for goods and services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations.

Government transfers are recognized as expenses in the period in which the transactions are authorized, any eligibility criteria are met, and the amounts involved can be reasonably estimated.

Externally restricted inflows are recognised as revenue in the period in which the expenses are incurred for the purposes specified. Externally restricted inflows before the expenses are incurred are reported as a liability.

The Summary Financial Statements do not include revenue and expenses of local government bodies such as municipalities, which carry out certain responsibilities delegated by the Province, except that provincial assistance provided to those entities is included in the accounts of the Province as an expense.

STATEMENT OF REVENUE AND EXPENSE

OF THE GOVERNMENT REPORTING ENTITY

	Year Ended March 31,
	2020	2021	2022	2023 (Restated) (1)	2024

	(In millions of dollars)
Revenue
Income taxes	$4,515	$4,199	$5,245	$5,794	$5,369
Retail sales tax	2,262	2,208	2,387	2,597	2,703
Fuel taxes	338	299	323	323	238
Levy for health and education	385	370	385	415	431
Education property taxes	874	895	728	733	698
Other taxes	633	657	662	717	646
Fees and other revenue	2,465	2,291	2,479	2,512	2,690
Federal transfers	4,879	5,900	6,263	6,470	7,160
Net income from government business enterprises	913	600	321	1,507	464
Recovery from Government Business Enterprises and Other Investment Earnings	1,215	1,183	1,151	1,190	1,393

Total Revenue	18,479	18,602	19,944	22,258	21,792

Expenses
Personnel services	8,241	8,759	9,041	9,215	9,865
Grants/Transfer Payments	2,855	3,747	2,768	3,948	4,031
Transportation	182	158	154	182	200
Communications	75	77	99	102	102
Supplies and Services	2,035	2,509	2,406	2,500	2,751
Social assistance related	1,728	1,631	1,982	1,722	1,868

	Year Ended March 31,
	2020	2021	2022	2023 (Restated) (1)	2024

	(In millions of dollars)
Other operating	632	1,028	1,513	1,275	1,766
Minor capital	106	207	108	135	160
Amortization	745	783	819	842	866
Debt Servicing	1,875	1,827	1,804	1,963	2,156

Total Expenses	18,474	20,726	20,694	21,885	23,763

Net Income (Loss) for the year	$5	$(2,124)	$(750)	$373	$(1,971)

(1)

See Note 2, “Adoption of New Accounting Standards and Changes to the Accumulated Deficit” in the Notes to the Summary Financial Statements for the Year Ended March 31, 2024, included in the Province of Manitoba Annual Report and Public Accounts for March 31, 2024, filed as Exhibit 99.1 to its Form 18-K/A filed with the Commission on October 4, 2024.

Several Manitoba public sector collective agreements are currently up for renewal and the associated wages and retroactive wages payable are due to be paid in the current year (2024/25). The Province engages in negotiations with parties to different public sector collective agreements from time to time when up for renewal. The fiscal impact of any remaining unsettled wages in the current and future fiscal year remains uncertain. Estimates of the amounts payable for retroactive wages were included in the audited financial statements and Public Accounts as well as into Budget 2024. The actual wage settlements may differ from the estimates depending on the outcome of the negotiation and settlement processes underway and upcoming.

There were two new audit qualifications of the Manitoba Public Accounts Summary Financial Statements at March 31, 2024. The Audit Report identified two specific matters leading to the qualifications. These issues relate to insufficient support available for contractual obligations and insufficient support available for contractual rights.

Under public sector accounting standards, Manitoba is required to disclose contractual obligations that commit the Province to make certain expenditures for a considerable period into the future. The auditor was unable to obtain sufficient appropriate audit evidence regarding contractual obligations as of March 31, 2024, because Manitoba was unable to provide support to allow for the verification of the accuracy and completeness of the information included in Note 9.

Under public sector accounting standards, Manitoba is required to disclose its rights to economic resources arising from contracts or agreements that will result in both an asset and revenue to Manitoba in the future. The auditor was unable to obtain sufficient appropriate audit evidence regarding contractual rights as of March 31, 2024 because Manitoba was unable to provide support to allow for the verification of the accuracy and completeness of the information included in Note 19.

For a complete description of the Auditor General’s comments with respect to the qualification of its Audit Opinion see “Tables of Supplementary Information — Table VI”.

Budget

The Provincial Government prepares a budget each fiscal year, which estimates revenue and expenses for Government operations on a summary financial basis.

In June 2017, the Province enacted The Fiscal Responsibility and Taxpayer Protection Act (the “Fiscal Responsibility Act”), which replaced previous balanced-budget legislation.

Under the Fiscal Responsibility Act, the Minister of Finance must table a budget for the government reporting entity every fiscal year, typically by April 30. At the same time, the Minister must table a fiscal responsibility strategy setting out the current and future financial objectives for the Government. Once the deficit has been eliminated, this strategy must also set out the Government’s debt reduction objectives.

The Fiscal Responsibility Act requires the government not to incur a deficit greater than the baseline amount and penalizes ministers by reducing their salaries if this requirement is not met. Amendments to the Act received Royal Assent on May 20, 2021 that reset the baseline amount to be the deficit calculated in accordance with provisions of the Act for fiscal year 2021. In subsequent years, the baseline amount is reduced by 1/8 of the 2020/21 deficit, or the amount that the prior year’s deficit was less than the baseline for that year. Therefore, for the fiscal year 2024, the baseline amount is $1,516-million, which is the same as fiscal year 2023.

Under The Fiscal Responsibility Act, the Government is required to maintain a balanced budget once the deficit is eliminated. The deficit or surplus amount is calculated on a summary basis. Certain amounts, prescribed in law, are excluded from the calculation, such as:

•	Manitoba Hydro’s net income or loss as well as the impact of natural disaster, war or other disaster,

•	a reduction in revenue resulting from a decision of another level of government or of a regulatory body that took effect after the budget for the fiscal year was tabled, and

•

a one-time expenditure or reduction in revenue of more than $25 million arising from a change in public accounting standards or if an organization or fund ceases to be included in the Summary Financial Statements.

Adjustments are also to be made for amounts transferred to or from the Fiscal Stabilization Account. As part of the public accounts for each fiscal year, the Minister of Finance must report on the deficit or surplus amount and compare actual results with the budget and the fiscal responsibility strategy.

The Act requires the government to withhold 20% of the ministerial salaries. This percentage will increase to 40% if the government has a deficit exceeding the baseline amount for two consecutive years. The withheld amounts will be paid back to the ministers if there is no deficit incurred or if the deficit is below the baseline amount. However, the repayment amounts will be prorated if the deficit is below the baseline amount by less than 1/8 of the 2020/21 deficit.

The portion of the amount withheld to be paid to Ministers is determined by the actual results for the year. If there is no deficit or if the deficit has been reduced by 1/8 of the 2020/21 or more from the prior year’s baseline, the full amount withheld is to be paid to them. If there is a contravening deficit, the ministerial salary for that year is reduced by the full amount withheld. If there is a deficit that does not exceed the legislated requirement, the ministerial salary is reduced proportionally.

A non-binding referendum must be held before the Government introduces any bill to increase the rate of tax under The Health and Post Secondary Education Tax Levy Act, The Income Tax Act or The Retail Sales Tax Act. The Fiscal Responsibility Act cannot be amended or repealed without being referred at the committee stage to a standing committee of the Legislative Assembly for public meetings to be held with not less than seven days’ notice.

Budget 2024 was introduced on April 2, 2024.

Budget 2024 forecasts a deficit of $796 million for fiscal year 2024/25. The budget includes a $100 million revenue contingency as a fiscal planning measure given the uncertain economic situation. The Budget also includes a $50 million in Emergency Appropriations for weather-related events such as flood or fire and a $702 million contingency for unanticipated events and contingencies that could not be reasonably anticipated when the budget was prepared or initiated during the fiscal year. Unanticipated events include developments during the year that could not be reasonably anticipated when the budget was prepared. Contingent events include developments that could be anticipated but not with enough certainty to make a reasonable estimate of budget costs, or where final costs are dependent on a pending decision by government. On September 27, 2024, the Province released its First Quarter Fiscal and Economic Update report. The report provides a forecast to the fiscal year end as at June 30, 2024. The forecast for fiscal year 2024/25 is a deficit of $796 million, representing no change from Budget 2024.

Borrowing requirements as tabled in Budget 2024 are forecast to be $6.2 billion. This amount includes $2.9 billion of prefunding for fiscal year 2025/26. Manitoba has and will continue to access domestic as well as international capital markets to complete this program.

BUDGETED FINANCING REQUIREMENT

(In thousands of dollars)

	Refinancing	New Borrowing	Estimated Repayments	Gross Requirements	Pre-Borrowed	Pre-Funding	Net Borrowing Requirements
					31-Mar-24	31-Mar-25
Government Business Enterprises
The Manitoba Hydro-Electric Board	868,000	150,000	—	1,018,000	(150,000)	—	868,000
Manitoba Liquor and Lotteries Corporation	45,000	—	—	45,000	(45,000)	—	—

Subtotal	913,000	150,000	—	1,063,000	(195,000)	—	868,000
Other Borrowings
General Purpose Borrowings	931,000	825,000	—	1,756,000	(777,000)	1,670,000	2,659,000
Capital Investment Assets	945,000	643,000	(351,000)	1,237,000	(958,000)	473,000	753,000
Health Facilities	55,000	525,000	(132,000)	448,000	(165,000)	325,000	608,000
Other Crowns and Organizations	303,000	995,000	(258,000)	1,040,000	(297,000)	310,000	1,053,000
Public School Divisions	75,000	160,000	(38,000)	197,000	(75,000)	40,000	162,000
Teacher’s Retirement Allowance Fund (TRAF)	250,000	—	—	250,000	(250,000)	—	—
Civil Service Superannuation Pension Fund	—	—	—	—	—	100,000	100,000

Subtotal	2,559,000	3,148,000	(779,000)	4,928,000	(2,522,000)	2,918,000	5,325,000

Total Borrowing Requirements	3,472,000	3,298,000	(779,000)	5,991,000	(2,717,000)	2,918,000	6,193,000

In the fiscal year 2024, the Province recorded a net loss of $1,971 million, which was $1,608 million worse than anticipated by the restated fiscal 2024 budget. The total summary revenue was $21,792 million, $585 million lower than the restated fiscal 2024 budget estimate of $22,377 million. Summary expenses were $23,763 million, an increase of $1,023 million from the restated fiscal 2024 budget estimate of $22,740 million. The following discussion of Summary Government Revenues and Expenses reflects budgeted and actual amounts used in the budgetary process of the Legislative Assembly, as reflected in the original budget tabled in April 2024.

Summary Government Revenue

Provincial Source Revenues. From Budget 2024, the Province expects to earn $15,046 million, or approximately 64.5% of the Province’s total summary revenue, from provincial sources in fiscal year 2024/25. This compares to $14,632 million, or approximately 67.1%, earned from provincial sources in the 2023/24 fiscal year.

Revenue estimates for Fiscal Year 2024/25 will be revised in the 2024/25 Second Quarter Report. Preliminary GDP forecasts point to a likely increase in future revenue forecasts.

Taxation in Canada is constitutionally divided between the Federal and Provincial Governments. The Federal Government collects taxes partly for its own expenditures and partly for distribution to the Provinces. The Federal Government has authority to levy both direct and indirect taxes, while Provinces may levy direct taxes only. Local governments derive their taxing powers from the Provinces. Changes to Federal tax rates, particularly as to personal and corporate income tax, and related tax planning by taxpayers can impact the Province’s tax receipts from year to year.

Personal income taxes are levied by both the Federal and Provincial Governments. The Province has a personal income tax with three brackets and rates ranging up to 17.4% applied directly to taxable income, subject to certain tax credits. The personal income tax is collected on the Province’s behalf by the Federal Government. Personal income tax revenue for the fiscal year ending March 31, 2025 is budgeted at $4,670 million, up from $4,469 million received in fiscal 2023/24.

The Province levies a tax on the taxable income of corporations. Small businesses with business income of less than $500,000 are exempt from the tax. The general business tax rate is 12.0%. Corporate income tax revenue for the fiscal year ending March 31, 2025 is budgeted at $918 million, up from $900 million received in fiscal 2023/24.

The Province applies a tax at a general rate of 7% on retail sales of most tangible personal property and some services, with some exemptions. Retail sales tax revenue in the fiscal year ending March 31, 2025 is budgeted at $2,754 million, up from $2,703 million received in the 2023/24 fiscal year.

The Province levies a tax of 14.0¢ per litre on gasoline and motive fuels. For the fiscal year ending March 31, 2025, the revenue from gasoline and motive fuel taxes is budgeted at $159 million, down from $238 million received in the 2023/24 fiscal year. The Manitoba government paused the collection of fuel taxes from January 1, 2024 to December 31, 2024 to help Manitobans deal with a high cost of living.

There is also a tobacco tax of 30.0¢ per cigarette and 45.5¢ per gram of fine-cut tobacco. Total tobacco tax revenue for the fiscal year ending March 31, 2025 is budgeted at $100 million, down from $123 million received in 2023/243 fiscal year.

A levy for financing health and post-secondary education is applied to total compensation paid to employees by Manitoba employers. Employers with annual payrolls under $2.25 million are exempt. The tax rate on payrolls between $2.25 million and $4.5 million is 4.3% of the amount in excess of $2.25 million. The tax rate on payrolls greater than $4.5 million is 2.15% of the total payroll. For the fiscal year ending March 31, 2025, the levy is budgeted at $443 million, up from $431 million earned in 2023/24 fiscal year.

Federal Government Transfers: Total transfer payments from the Government of Canada are expected to provide $8,308 million, or approximately 36% of the Province’s total summary revenue in the fiscal year ending March 31, 2025. This compares to $7,160 million, or approximately 33% received in the previous fiscal year.

For 2024/25, unconditional transfers from the Government of Canada, primarily grants under a federally-funded provincial fiscal equalization formula and per capita cash payments under the Canada Health Transfer (CHT) and Canada Social Transfer (CST), are forecasted to account for $6,854 million, or approximately 29% of total provincial summary revenue.

Manitoba received $1,182 million in federal cost-shared targeted program revenue in 2023/24. This was $54 million, or 5% more in federal cost-shared targeted program revenue than the Province received in 2022/23. Cost-shared and other transfers are forecast to be $1,454 million for the year ending March 31, 2025. This includes conditional funding for cost-shared social and economic development programs and accounts for the remainder of the federal Government transfers to Manitoba.

Equalization and the CHT and CST (the “major transfers”) are authorized by the Federal-Provincial Fiscal Arrangements Act (Canada) (Fiscal Arrangement Act).

Equalization is the Government of Canada’s transfer program for addressing differences in revenue-raising capacity among provinces. Formula-driven, the program calculates on a per capita basis how much revenue each Province could raise at typical levels of taxation. Any shortfall relative to the 10-province revenue-raising standard is paid out in Equalization payments. Entitlements are announced in advance of the fiscal payment year and are not subject to revision. The Province budgeted $4,352 million in Equalization revenue in the fiscal year ending March 31, 2025, up from $3,510 million received in the prior fiscal year.

The Equalization Program grows in line with Canada’s economy as measured by a three-year moving average of national, nominal Gross Domestic Product (GDP) growth. If the GDP growth provision amount is higher (lower) than the aggregated formula-driven amount needed to raise all provinces with below average revenue-raising capacity to the 10-province standard, the difference between the two amounts is paid to (clawed-back from) Equalization receiving provinces on a per capita basis.

The CHT is the primary federal transfer to provinces and territories in support of health care. Total CHT funding nationally will be $52.1 billion in 2024/25. Allocated on an equal per capita basis, the CHT grows in line with a three-year moving average of national, nominal GDP growth, with funding guaranteed to increase by at least 3% per year. As part of the February 2023 health care agreement with the federal government, the national CHT funding envelope will grow by a minimum of 5% (rather than 3%) from 2023/24 to 2027/28, reverting to 3% at the end of the five-year period. The Province forecasts $1,889 million in total CHT revenue in 2024/25.

The CST is a Government of Canada block transfer to provinces and territories in support of post-secondary education, social assistance and social services, including early childhood development and childcare. It is allocated on an equal per capita basis and includes a 3% automatic annual escalator. The Province budgeted $613 million in CST revenue in 2024/25, up from $597 million received in the previous fiscal year.

The Fiscal Arrangements Act has a provincial revenue stabilization provision that provides for federal grants and interest-free loans if revenue from a Province’s own source revenues plus Equalization falls below 95% of the previous year’s level, excluding variations in natural resource revenue.

Summary Government Expenses

Health, Seniors and Long-Term Care. For the fiscal year ending March 31, 2025, expenditure for Health, Seniors and Long-Term Care was budgeted at $9,014 million, down from $9,309 million expensed in fiscal 2024 but an increase of 7.9% over the prior year’s budget. This is the largest single expense category and represents 37.4% of the Province’s total budgeted Expenditure Estimate. Health includes the Universal Health Benefits Plan, under which hospital and medical care is available to Manitoba residents without charge. Under this Plan, the Province pays all the operating costs, as well as the debt servicing costs, of approved capital construction for hospitals and personal care institutions. This category also includes expenses under Housing, Addictions, and Homelessness. In the 2024/25 First Quarter Report, the expense for Health, Seniors and Long-Term Care is forecasted to be $9,014 million.

Education. Education expenditure for the fiscal year ending March 31, 2025 was budgeted at $5,787 million, up from $5,382 million expensed in fiscal 2024 and an increase of 4.6% over the prior year’s budget, representing 24% of Manitoba’s total budgeted Expenditure Estimate. The majority of this expense provides direct financial support to local school divisions for the approved cost of public schools in the Province, as well as the debt servicing costs of approved capital construction for schools. The additional funds required to operate the public schools, plus any special projects undertaken by the school divisions, are derived from a property tax on the residents of the divisions. The education expenditure also includes financial support for the four universities and the three community colleges in the Province. In the 2024/25 First Quarter Report, the expense for Education is forecasted to be $5,787 million.

Families. The Province’s social security program provides income security, financial assistance to the elderly, rehabilitation services for physically and mentally handicapped persons and child welfare services. This category represents 8.6% of the Province’s total budgeted Expenditure Estimate. For the fiscal year ending March 31, 2025, expenditure for Families was budgeted at $2,064 million, an increase of 0.2% over the prior year’s budget and a decrease from $2,512 million expensed in fiscal 2024. In the 2024/25 First Quarter Report, the expense for Families is forecasted to be $2,064 million.

Community, Transportation, and Economic Development. Expenditure on Community, Transportation, and Economic Development was budgeted at $2,164 million for the fiscal year ending March 31, 2025, a decrease of 7.5% over the prior year’s budget and a decrease from fiscal 2024 expensed amount of $2,166 million. This category represents 9.0% of Manitoba’s total budgeted Expenditure Estimate. The largest item in this category is Agriculture, amounting to $597 million. Expenditure for Provincial assistance to municipal governments was budgeted at $496 million for the fiscal year ending March 31, 2025 and includes funding to support the delivery of municipal services and infrastructure renewals, and grants in lieu of taxes to municipalities. In the 2024/25 First Quarter Report, the expense for Community, Transportation, and Economic Development is forecasted to be $2,164 million.

Justice and Other Expenditures. Expenditure for Justice and Other Expenditures were budgeted at $2,840 million, up from the expensed amount of $2,238 million in fiscal 2024. This category includes $831 million for Enabling Appropriations that may be allocated to other departments at the discretion of the government, $832 million for Justice, and $644 million for Consumer Protection and Government Services. This category represents 11.8% of the Province’s total budgeted Expenditure Estimate. In the 2024/25 First Quarter Report, the expense for Justice and Other Expenditures is forecasted to be $2,840 million.

Tax Credits. The Province also provides property and income tax credits that are expensed in department appropriations and cost-of-living tax credits to residents of Manitoba, including the Renters tax credit, Film and Video Production tax credit, and Interactive Digital Media tax credit. These credits were budgeted at $164 million for the fiscal year ending March 31, 2025.

Debt Servicing. The cost of servicing total direct public borrowings after deducting investment earnings and interest recovery on departments’ capital asset purchases was budgeted at $1,029.7 million for the fiscal year ending March 31, 2025, down from $1,086.5 million budgeted in fiscal 2024. For the fiscal year ending March 31, 2025, the gross interest expense for the Province’s direct funded borrowings is estimated to be $2,303.2 million, which is reduced by $34.4 million of interest income, $1,496.7 million on borrowings in respect of which interest is recovered from Crown organizations and other government entities (including Manitoba Hydro), and $3.5 million in interest recovery from other Provincial departments in respect of teachers’ pension funding and departments’ capital asset purchases.

CROWN ORGANIZATIONS AND GOVERNMENT BUSINESS ENTERPRISES (GBEs)

The Province provides certain services and promotes certain types of social and economic development through Crown organizations and GBEs (collectively, Crown organizations) which have access to financial assistance from the Province through advances, equity investments, guaranteed borrowings, loans and grants. Some Crown organizations, such as Manitoba Hydro, are intended to operate on a commercial basis, rather than be subsidized by the Province. The Province also operates other Crown organizations, such as The Manitoba Agricultural Services Corporation and The Manitoba Housing and Renewal Corporation, on a partially subsidized basis, with funds provided from departmental appropriations. With the exception of the Manitoba Liquor & Lotteries Corporation, the profits of which are transferred to the Province, Crown organizations generally retain their profits for their own requirements. Loans, advances, investments and grants are made as required for the operations of the organizations pursuant to appropriations in the Provincial Budget or through specific enactments by the Legislative Assembly.

A valuation allowance is provided in the accounts of the Province for decreases in the values of loans and advances made to Crown organizations, and is adjusted annually for changes that occur in the estimated realizable value of these assets, based on financial results applicable to the most recent fiscal year completed prior to April 1. This allowance is intended to provide for any accumulated operating and capital deficits of Crown organizations. The allowance as at March 31, 2024, was $356.3 million in respect of the Province’s total loans and advances to its Crown organizations at such date in the amount of $28.7 billion.

The following table summarizes the loans and advances of the Province’s principal Crown organizations for the years 2020 through 2024 and the allowance for losses on realizations of assets as at March 31, 2024:

LOANS AND ADVANCES TO

CROWN ORGANIZATIONS AND GOVERNMENT BUSINESS ENTERPRISES (1)

	As at March 31,
	2020	2021	2022	2023	2024	2024 Valuation Allowance

	(In thousands of dollars)
The Manitoba Hydro-Electric Board (2)	$23,077,368	$23,936,073	$24,587,143	$24,421,548	$24,472,362	—
The Manitoba Housing and Renewal Corporation	922,405	905,645	869,882	854,640	841,747	183,699
Public School Divisions	517,595	707,468	728,385	942,111	1,077,744	—
University of Manitoba	534,344	534,246	540,521	543,396	499,764	136,809
The Manitoba Agricultural Services Corporation	951,478	925,459	827,797	833,934	833,834	16,810
Manitoba Liquor & Lotteries Corporation	380,861	356,861	324,228	320,026	309,040	—
University of Winnipeg	129,840	126,911	125,369	123,741	122,252	—
Manitoba Development Corporation	53,274	47,886	32,584	76,774	70,889	12,372
Other (3)	400,773	404,537	411,013	412,607	445,229	6,629

Total	$26,967,938	$27,945,086	$28,446,920	$28,528,777	$28,672,861	$356,319

(1)

Crown organizations also have debt not guaranteed by the Province, which consists of $26.8 million held by Canada Mortgage and Housing Corporation, an agency of the Federal Government, $58.5 million held by various First Nations Bands and $0.06 million of assumed mortgages on existing properties.

(2)	Provincial advances have been adjusted by the foreign currency fluctuation on the direct borrowings of the Province for which Manitoba Hydro is responsible.
(3)	Includes other GBEs such as Sport Manitoba and Communities Economic Development Fund.

Manitoba Hydro’s objective is to provide for a supply of electrical power adequate for the needs of Manitoba, and promotes economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba. See “The Manitoba Hydro-Electric Board.” Pursuant to legislation enacted in 2001, the Government may not privatize Manitoba Hydro unless approved by the voters of Manitoba in a referendum.

The Manitoba Housing and Renewal Corporation (MHRC) undertakes the construction of housing projects and administers various Provincially subsidized housing programs, including rental subsidies for low income families, housing grants for elderly persons and housing improvement programs. At March 31, 2024, MHRC had total assets of $964.9 million, represented by $89.2 million of projects under construction, $620.6 million of buildings and improvements, owned land held for development and/or sale having a book value of $29.6 million, loans and mortgages receivable of $42.1 million and other assets of $183.4 million.

The Manitoba Agricultural Services Corporation (MASC) provides credit for farmers principally through direct loans for capital purposes secured by first mortgages held by MASC and through guarantees of loans by Canadian chartered banks. MASC also provides crop insurance to farmers. At March 31, 2024, MASC had total assets of $1,718.5 million, of which $812.9 million represented receivables secured by first mortgages on farm land and buildings. For the fiscal year ended March 31, 2024, MASC’s operating income was $4.0 million, after contributions to its insurance trust funds of $33.2 million and Provincial operating grants of $85.7 million. As at March 31, 2024, the accumulated surplus of MASC was $100.2 million.

PUBLIC DEBT

Borrowing Record

The Province has always paid the full face amount of the principal of and premium and interest (if any) on (a) every direct obligation issued by it and (b) every indirect obligation on which it has been required to implement its guarantee, in each case promptly when due, in the currency in which, and country where, payable at the time of payment thereof, subject during wartime to any applicable laws or regulations forbidding trading with the enemy.

Direct Funded Borrowings of the Province

The Province borrows to fund its net cash requirement. The following table summarizes the direct funded borrowings of the Province by currency exposure as at March 31 for the years 2020 through 2024.

DIRECT FUNDED BORROWINGS (1)

	As at March 31,
	2020	2021	2022	2023	2024

	(In thousands of dollars)
Direct Funded Debt Payable in:
Canadian Dollars (2)	$37,243,395	$41,564,604	$43,005,044	$45,454,428	$47,118,146
Issues hedged to Canadian Dollars	13,014,227	11,962,422	12,705,300	10,242,665	11,407,566
U.S. Dollars	425,610	377,250	499,840	541,320	542,000
Issues hedged to U.S. Dollars	1,064,025	628,750	187,440	1,569,090	1,297,149

Total Direct Funded Borrowings	51,747,257	54,533,026	56,397,624	57,807,504	60,364,861

Less: Sinking Funds	(1,153,031)	(1,109,977)	(1,110,444)	(1,123,404)	(1,134,434)

Net Direct Funded Borrowings	$50,594,226	$53,423,049	$55,287,180	$56,684,100	$59,230,427

Raised for the purpose of:
General Government Programs (3)	$21,531,161	$23,570,926	$24,532,896	$25,800,279	$27,565,377
The Manitoba Hydro-Electric Board	23,077,367	23,936,072	24,587,142	24,421,548	24,472,361
Other Self-Sustaining	5,985,698	5,916,051	6,167,142	6,462,273	7,192,689

Net Direct Funded Borrowings	$50,594,226	$53,423,049	$55,287,180	$56,684,100	$59,230,427

(1)

Debentures payable in U.S. dollars and other foreign currencies are stated at the Canadian dollar equivalent using the exchange rates in effect on March 31 each year, adjusted for any foreign currency contracts entered into for settlement after those dates. All U.S. dollar borrowing has either been hedged to Canadian dollars or is the responsibility of Manitoba Hydro, which has significant U.S. dollar revenues.

(2)

Direct funded borrowings payable in Canadian dollars include debentures held by the Canada Pension Plan Investment Fund. Such securities are not negotiable, transferable or assignable, but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. At March 31, 2024, the total amount of such securities was $477 million (2023 — $477 million).

(3)

Borrowings for general government programs, including capital assets and pension funding, consist of the total direct funded borrowings of the Province, less borrowings issued for self-sustaining purposes.

For additional information as to the direct funded borrowings of the Province, see “Tables of Supplementary Information — Table III.” Subsequent to March 31, 2024, the Province issued funded borrowings of $2,800 million in Canadian dollars, $1,000 million in United States dollars fully swapped to Canadian dollars, 130 million in Swiss francs fully swapped to Canadian dollars, $600 million in Australian dollars fully swapped to Canadian dollars, and 50 million in Euros fully swapped to Canadian dollars which was issued to finance maturing issues and to provide funding for Manitoba Hydro and for self-sustaining programs.

Guaranteed Borrowings of the Province

The following table summarizes the guaranteed borrowings of the Province by currency and purpose of issue as at March 31 for the years 2020 through 2024.

GUARANTEED BORROWINGS

	As at March 31,
	2020	2021	2022	2023	2024

	(In thousands of dollars)
Net Guaranteed Borrowings:
Payable in Canadian Dollars	$112,612	$107,674	$136,023	$139,504	$428,907

Issued by:
Manitoba Hydro	$61,129	$61,121	$111,097	$111,095	$403,000
Other (1)	51,483	46,553	24,926	28,409	25,907

Net Guaranteed Borrowings	$112,612	$107,674	$136,023	$139,504	$428,907

(1)	Includes promissory notes, loans, mortgages, and bank lines of credits held with various financial institutions.

For additional information as to guaranteed borrowings, see “Tables of Supplementary Information — Table IV.”

Maturity Schedule

The following table sets forth the maturity schedule by currency of the direct funded and guaranteed borrowings of the Province as at March 31, 2024:

MATURITY SCHEDULE

DIRECT AND GUARANTEED BORROWINGS (1)

Years Ending March 31,	Canadian Dollars (2)	U.S. Dollars (3)	Gross Maturities	Estimated Sinking Funds Withdrawal	Net Maturities

	(In millions of dollars)
Short-Term Borrowings (4)	$3,043	$—	$3,043	$—	$3,043
2025 (4)	3,048	450	3,497	62	3,435
2026	3,465	515	3,980	128	3,852
2027	2,662	332	2,994	110	2,885
2028	1,799	—	1,799	45	1,754
2029	3,624	542	4,166	55	4,111

	17,640	1,839	19,479	400	19,080

2030-2034	12,084	—	12,804	256	11,829
2035-2044	9,763	—	9,763	190	9,573
2045-2074	18,837	—	18,837	289	18,548
2075-2120	600	—	600	—	600
2025-2031 Health Care Facilities	4	—	4	—	4

	$58,929	$1,839	$60,768	$1,134	$59,634

(1)

The table includes Manitoba Hydro Guarantees of $403 million, but does not include Other Guarantees of the Province totaling $25.9 million as at March 31, 2024, consisting of promissory notes, loans, mortgages, and bank lines of credits held with various financial institutions.

(2)	Borrowings payable in Canadian dollars include borrowings swapped from other currencies.
(3)	Borrowings payable in U.S. dollars (U.S. $1,357 million) are stated at the Canadian dollar equivalent as at March 31, 2024.
(4)

Short-Term Borrowings represent 90-day Treasury Bills and Promissory Notes outstanding. Short-Term Borrowings, together with the 2024 maturities, represent the total direct and guaranteed borrowings with a residual maturity of less than one year.

Sinking Funds

The Minister of Finance may provide for the creation and management of sinking funds for the orderly retirement of borrowings and may authorize, by directive, the amounts, if any, to be allocated to the Province’s sinking fund. The amount allocated to the sinking fund by the Province for the fiscal year ended March 31, 2024, was nil. Currently, the Province’s sinking fund is invested principally in securities issued or guaranteed by the Government of Canada or the Canadian Provinces.

Unfunded Debt

The unfunded debt of the Province as at March 31, 2024 amounted to $5,569.9 million, including $2,275.9 million of accounts payable, $243.0 million of accrued interest and $3,051.0 million of other accrued charges. This unfunded debt was offset by current assets of the Province in the amount of $5,892.6 million, represented by $1,109.3 million of March 2024 tax revenue receivables, $656.5 million of other receivables, $54.7 million of interest receivable, $626.5 million of accounts receivable from the Federal and other governments and $3,865.7 million in cash and equivalents, less a valuation allowance of $420.2 million.

Consolidated Funded Borrowings of the Manitoba Public Sector

The Province supervises all financial activities of the Manitoba public sector. Certain public sector entities issue debt in their own names which is not guaranteed by the Province. Accordingly, not all funding within the public sector is reflected in the Province’s financial statements. The following table sets forth the consolidated funded borrowings of the Manitoba public sector as at March 31 for each of the years 2020 through 2024.

CONSOLIDATED FUNDED BORROWINGS OF THE MANITOBA PUBLIC SECTOR

	As at March 31,
	2020	2021	2022	2023	2024

	(In millions of dollars)
Issued for the purpose of:
General Government Programs	$22,684	$24,681	$25,643	$26,924	$28,700
Less Sinking Funds	(1,153)	(1,110)	(1,110)	(1,123)	(1,134)

Net General Government Programs	21,531	23,571	24,533	25,800	27,565

Manitoba Hydro	23,199	24,058	24,756	24,591	24,793
Less Sinking Funds	—	—	—	—	—

Net Manitoba Hydro	23,199	24,058	24,756	24,591	24,793

Other Crown Organizations, Public Sector Entities and Loans Payable	8,255	8,196	8,405	8,749	9,426
Less Sinking Funds	(99)	(118)	(132)	(152)	(173)

Net Other Crown Organizations, Public Sector Entities and Loans Payable	8,156	8,078	8,273	8,597	9,253

Net Public Sector Debt	$52,887	$55,707	$57,562	$58,988	$61,611

Consisting of:
Direct Debt of the Province (1)	$48,606	$51,197	$52,952	$54,055	$56,532
Guaranteed Debt of the Province (1)	61	61	111	111	403
Non-Guaranteed Debt of Crown Organizations, Other Public Sector Entities and Loans Payable	5,472	5,677	5,741	6,098	6,125

Total Public Sector Debt	54,139	56,935	58,804	60,264	63,060
Less: Accumulated Sinking Funds	(1,252)	(1,228)	(1,242)	(1,276)	(1,307)

Net Public Sector Debt	$52,887	$55,707	$57,562	$58,988	$61,753

(1)

U.S. and other foreign currency borrowings included in the direct debt of the Province and the guaranteed debt of the Province are stated at the Canadian dollar equivalent using the exchange rates in effect on March  31 each year.

Selected Borrowings Information

The following table sets forth certain information as to the funded borrowings of the Manitoba Public Sector and of the Province, as well as borrowings issued for General Government programs, including capital assets and pension funding (all net of accumulated sinking funds) as at March 31 for the years 2020 through 2024, including per capita data based upon population at July 1 of the preceding calendar year.

PUBLIC SECTOR BORROWINGS INFORMATION

	As at March 31,
	2020	2021	2022	2023	2024

	(In millions of dollars, unless in per capita)
Total Net Consolidated Funded Borrowings of the Manitoba Public Sector	$52,887	$55,707	$57,562	$58,988	$61,753
Per Capita	38,603	40,367	41,352	41,747	42,442
As a Percent of Primary Household Income	111.7%	117.2%	113.0%	108.0%	105.8%
As a Percent of Nominal Gross Domestic Product	70.9%	76.3%	72.2%	68.2%	68.3%
Total Net Direct Funded Borrowings of the Province	$50,594	$53,423	$55,287	$56,684	$59,230
Per Capita	36,930	38,712	39,718	40,116	40,708
As a Percent of Primary Household Income	106.9%	112.4%	108.5%	103.7%	101.5%
As a Percent of Nominal Gross Domestic Product	67.8%	73.2%	69.4%	65.5%	65.5%
Net Borrowings Issued for General Government Programs	$21,531	$23,571	$24,533	$25,800	$27,565
Per Capita	15,716	17,080	17,624	18,259	18,945
As a Percent of Primary Household Income	45.5%	49.6%	48.2%	47.2%	47.2%
As a Percent of Nominal Gross Domestic Product	28.9%	32.3%	30.8%	29.8%	30.5%

Starting in 2007, the Province has borrowed to fund a portion of its unfunded pension liabilities. These borrowings increase total net funded borrowings. As the proceeds are invested in pension assets, they do not increase Summary Net Debt of the Province.

SUMMARY NET DEBT

	As of March 31,
	2020	2021	2022	2023 (Restated)	2024

	(In millions of dollars, unless otherwise indicated)
Total Financial Assets (1)	$35,139	$37,533	$38,703	$42,139	$43,590

Liabilities:
Taxpayer-supported debt	29,272	31,339	32,398	33,098	36,214
Borrowings on behalf of Manitoba Hydro Electric Board	23,078	23,936	24,587	24,421	24,398
Accounts payable, accrued charges, provisions and unearned revenue	5,123	6,543	6,603	7,518	8,410
Derivative financial instruments (2)	—	—	—	2,874	2,479
Asset retirement obligations	730	760	884	811	806
Pension liability	3,107	3,321	3,487	3,597	3,599

Total Liabilities	61,310	65,899	67,959	72,319	75,906

Summary Net Debt	$26,171	$28,366	$29,256	$30,180	$32,316

Summary Net Debt as a Percentage of Nominal Gross Domestic Product	35.1%	38.9%	36.7%	34.9%	35.7%

(1)	Includes cash, amounts receivable, loans and advances, investments, equity in GBEs and other financial assets.
(2)

Effective April 1, 2022 the Government adopted PS 3450 Financial Instruments. This new standard requires the inclusion of derivative liabilities on the statement of financial position. Recognition, de-recognition and measurement policies followed in financial statements for periods prior to the effective date of this new standard are not reversed and, therefore, the prior periods are not restated.

Pension Liability

The Province participates in various pension plans. The two primary plans in which the Province directly participates are the Civil Service Superannuation Fund (CSSF) and the Teachers’ Retirement Allowances Fund (TRAF). In accordance with the Acts that provide for these plans, the Province is responsible for 50% of pension benefits earned by employees. These plans are joint trusteed plans. The Province’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets, which are set aside by the Province in irrevocable trusts.

Other pension plans in which the Province participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Province is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Province also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Province is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Province does not sponsor this plan, the accrued benefit liability of this Plan is not recognized in the Summary Financial Statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Province expensed contributions to this Plan of $231 million (2023 — $224 million). At December 31, 2023, this Plan had an excess of net assets available for benefits over pension obligations of $1,254 million (December 31, 2022 — $879 million).

As at March 31, 2024, the Province’s total gross pension obligation for all these Plans (except health) was $11,076 million (2023 — $10,848 million) or $3,599 million net of plan assets (2023 — $3,597 million). The components of this obligation are set forth below.

An actuarial valuation and report of the Province’s liability to the CSSF was completed as at December 31, 2022. The report also provided a formula to update this liability on an annual basis. In accordance with this formula, the Province’s actuarial liability to the CSSF has been calculated at $3,478 million on an indexed basis as at March 31, 2024 (2023 — $3,487 million) or at $1,148 million net of plan assets as at March 31, 2024 (2023 — $1,158 million).

An actuarial report for TRAF was completed as of January 1, 2021 and provides a formula to update the Province’s pension liability, resulting in a pension liability of $4,958 million on an indexed basis at March 31, 2024 (2023 — $4,828 million) or $2,283 million net of plan assets at March 31, 2024 (2023 — $2,239 million).

An actuarial valuation and report of the Province’s liability to the other pension plans was calculated at $2,640 million on an indexed basis at March 31, 2024 (2023 — $2,533 million) or at $168 million net of plan assets at March 31, 2024 (2023 — $200 million).

The following table summarizes the estimated actuarial pension liability for the Province and Crown organizations excluding GBEs such as Manitoba Hydro. The balances are net of the Pension Assets Fund (described below).

	As at March 31,
	2023	2024

	(In millions of dollars)
Civil Service Superannuation Fund	$1,158	$1,148
Teachers’ Retirement Allowances Fund	2,239	2,283
Other Pension Plans	200	168

Pension Liability (1)	$3,597	$3,599

(1)	Includes unamortized actuarial gains and losses.

Pension fund assets are held in the Pensions Assets Fund, which includes separately invested trust accounts for CSSF and TRAF.

The Province has from time to time set aside funds to address the Province’s unfunded pension liability. The Province transferred a total of $2.8 billion from the Operating Fund to CSSF and TRAF during the fiscal years from 2008 to 2024 to reduce its unfunded pension liability level.

Manitoba Hydro employees are eligible for pensions under The Civil Service Superannuation Act, which requires Manitoba Hydro to contribute 50% of the pension disbursements made to retired employees. As at March 31, 2024, Manitoba Hydro and its subsidiaries had a net pension liability of $472 million (2023 — $469 million), which consisted of an accrued benefit obligation of $1,756 million (2023 — $1,712 million) and pension assets of $1,284 million (net of asset ceiling remeasurements of $29 million) (2023 — $1,243 million). These amounts are not reflected in the above totals in respect of the Province’s pension liability.

THE MANITOBA HYDRO-ELECTRIC BOARD

The Manitoba Hydro-Electric Board (Manitoba Hydro) was established in 1949 by an Act of the Legislature of the Province as an agent of the Crown in right of the Province to provide for a supply of electrical power adequate for the needs of Manitoba, and to promote economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba.

In 1997, amendments were made to The Manitoba Hydro Act to allow wholesale competition and transmission access in the Manitoba electrical market and to allow Manitoba Hydro to offer new products and services, create subsidiaries and enter into joint ventures and business alliances. The amendments also provided Manitoba Hydro with explicit authority to build new generation for export.

Manitoba Hydro’s Long Term Strategic Vision aligns the organization around a cohesive, sustainable, long term strategy, considering the diverse views of its many stakeholders and the rapidly changing energy industry.

On September 20, 2024, the Province of Manitoba released the Affordable Energy Plan. The Plan leverages Manitoba’s existing strengths and aligns the mandates of the energy utilities to build the next generation of energy that will power homes and businesses and keep life affordable for Manitobans. The plan provides clear direction to Manitoba Hydro, Efficiency Manitoba, the Public Utilities Board, and the public service to build the reliable, secure and affordable energy needed for the future. Manitoba Hydro is embarking on its 2025 Integrated Resource Planning (IRP) process, and will be developing plans in alignment with government policy including a development plan to ensure Manitoba’s energy system will meet the needs of customers well into the future.

Manitoba Hydro currently provides electricity to approximately 624,062 customers and natural gas service to approximately 298,639 customers within the Province. In addition, Manitoba Hydro currently has approximately 25 active counterparties for electricity exports in the U.S., Ontario and Saskatchewan.

As at March 31, 2024, Manitoba Hydro’s total generating capability was 6,121 megawatts. Of this generating capability, hydro-electric stations represented 95.8%, thermal-electric stations represented 4.0% and diesel-electric stations represented 0.2%. The diesel electric stations serve four isolated communities in northern Manitoba that are too remote to be served from the integrated system. As of August 1, 2018, the use of the coal thermal-electric station has been discontinued.

For the fiscal year ended March 31, 2024, 86.9% of the total energy supply of 34.2 billion kilowatt-hours was provided by self-renewing hydro-electric generation. The portion of total supply provided by imports was 10.3%, wind purchases was 2.5%, and thermal generation was 0.4%.

Operations

Net loss from consolidated operations for the fiscal year ended March 31, 2024 was $157 million, compared to net income of $638 million in the previous fiscal year when overall water conditions were well above average. The significant deterioration in net income from the previous fiscal year was primarily a result of the corporation experiencing drought conditions for the second time in the last three years. The record low water conditions resulted in lower opportunity sales volumes and higher fuel and power purchases (imports), partially offset by lower water rentals and assessments due to lower hydraulic generation. Fuel and power purchase costs were higher due to an increase in volumes imported and as a result of increased market prices primarily in the 3rd quarter due to unprecedented congestion levels at Manitoba Hydro’s settlement point in the northern Midcontinent Independent System Operator (MISO) market. The net loss was also impacted by higher operating and administrative expenses due to increased wages and salaries.

Manitoba Hydro’s debt/equity ratio was 86:16 at March 31, 2024. The Corporation saw water conditions improve in the first quarter of the 2024/25 year.

Electricity

As at March 31, 2024, Manitoba Hydro owned and operated 16 hydro-electric generating stations having a total installed electric generating capability of 5,862 megawatts, including six stations with a total capability of 4,623 megawatts located on the Nelson River. Manitoba Hydro also owned and operated one thermal-electric generating stations having a total installed capability of 247 megawatts and four isolated diesel sites having an installed capacity of 11 megawatts.

As at March 31, 2024, the high voltage transmission facilities of Manitoba Hydro consisted of approximately 14,356 circuit kilometers.

For purposes of exporting surplus energy and reliable interconnected system operations, Manitoba Hydro maintains interconnections with power facilities in the Provinces of Saskatchewan and Ontario, and in the States of North Dakota and Minnesota. Manitoba Hydro’s interconnections with Ontario have a firm export transfer capability of 125,000 kilowatts and a firm import transfer capability of 25,000 kilowatts. The interconnections with Saskatchewan have a firm export transfer capability of 400,000 kilowatts and a firm import transfer capability of 145,000 kilowatts. The interconnections with the United States have a firm export transfer capability of 3,058,000 kilowatts and a firm import transfer capability of 1,475,000 kilowatts. Additional non-firm import and export transfer capability may be available from time to time on all three interfaces depending on the operating conditions.

During the fiscal year ended March 31, 2024, Manitoba Hydro sold a total of 30 billion kilowatt-hours of electricity, representing an decrease of 15.6% from the fiscal year ended March 31, 2023. Manitoba sales volumes decreased due to decreased heating load due to unseasonably warm weather as well as lower usage, partially offset by customer growth. Extraprovincial sales volumes decreased by 31.7% due to the impact of drought conditions which resulted in a significant decrease in opportunity sales volumes relative to 2022/23 when overall water conditions were well above average.

Natural Gas

Manitoba Hydro’s subsidiary, Centra Gas, provides natural gas distribution and related energy services to approximately 298,639 customers that are located in over 135 communities throughout southern Manitoba. Centra Gas owns a network of transmission (1,923 kilometers) and distribution (8,935 kilometers) mains to meet the natural gas requirements of its customers.

For the year ended March 31, 2024, Centra Gas had total gas deliveries of 71.6 billion cubic feet, a decrease of 8.8% from the prior year due to unseasonably warm fall and winter weather and reduced customer usage.

Rate Matters

Manitoba Hydro’s rates for electricity sales within the Province are set on an embedded cost of service basis. The average electricity rate increased one per cent effective April 1, 2024 in accordance with the approvals granted by the Public Utilities Board (PUB) on August 24, 2023. Manitoba Hydro’s rates for electricity sales within the Province are set to reflect the cost of providing service to different customer classes.

Manitoba Hydro’s natural gas subsidiary, Centra Gas Manitoba Inc. (Centra), files quarterly rate applications with the PUB based on the twelve-month forward price for Western Canadian gas supplies, which are designed to pass through to customers the impact of gas commodity price changes. Centra also offers a fixed rate service for gas commodity supply which allows residential and commercial customers to fix their natural gas rates for terms of up to five years. Natural gas revenues include the federal carbon charge (FCC), which came into effect on April 1, 2019. The FCC is collected from customers based on the volume of gas consumed and is remitted to the Federal government. The FCC has no impact on net income.

Statistical Information

The following table sets forth certain statistical information for the last five years.

	Year Ended March 31
	2020		2021		2022		2023		2024
Electricity
Installed Generating Capacity (in Megawatts)	5,615		5,608		5,860		6,054		6,121
Manitoba Firm Peak Demand (in Megawatts)	4,692		4,888		4,785		4,761		4,573
Energy Supply (in millions of kilowatt-hours)
Generated	34,557		35,205		26,645		39,551		29,815
Purchased (scheduled energy)	1,005		1,447		5,126		1,320		4,347

Total	35,562		36,652		31,771		40,871		34,162

Electric Energy Sales (in millions of kilowatt-hours)
Manitoba	22,002		21,701		22,573		22,667		21,996
Extraprovincial (scheduled energy deliveries)	9,629		10,908		6,206		13,326		8,382

Total	31,631		32,609		28,779		35,993		30,378

Revenue from Sale of Power (in thousands of dollars)
Manitoba	$1,702,135		$1,714,451		$1,833,566		$1,902,812		$1,846,787
Extraprovincial	468,273		610,940		584,756		1,131,012		871,799

Total	$2,170,408		$2,325,391		$2,418,322		$3,033,824		$2,718,586

Number of Customers	593,490		600,991		608,554		616,289		624,062
Average Revenue per kilowatt-hour
Manitoba	7.74	¢	7.9	¢	8.12	¢	8.39	¢	8.40	¢
Extraprovincial	4.86	¢	5.6	¢	9.42	¢	8.49	¢	10.40	¢
Average Cost per kilowatt-hour of Electric Energy Sold (excluding finance expense)	4.09	¢	4.4	¢	5.85	¢	4.13	¢	5.79	¢
Natural Gas
Gas Deliveries (in billions of cubic feet)	75.8	¢	72.7	¢	74.5	¢	78.54	¢	71.63	¢

Number of Customers	287,714		290,502		293,256		296,138		298,639
Revenue from Sale of Natural Gas (in thousands of dollars)
Residential	$164,746		$165,346		$202,333		$230,378		$162,509
Commercial/Industrial	161,956		163,573		221,063		273,472		175,000
Transportation	4,331		5,285		5,337		5,122		5,915
Federal Carbon Charge	57,448		82,119		113,836		146,698		163,290
Other	2,463		2,628		3,240		3,630		4,064

Total	$390,944		$418,951		$545,809		$659,301		$510,778

For information with respect to the operating financial results, balance sheet, statement of cash flows, comprehensive income of Manitoba Hydro and statement of changes in equity, see “Tables of Supplementary Information — Table V.”

Construction Program

Manitoba Hydro’s capital program includes expenditures for Major Capital (referred to previously as Major New Generation and Transmission), which provide increased capacity, energy or reliability, as well as expenditures to meet electricity and natural gas service replacements and expansions throughout the Province. The following table summarizes Manitoba Hydro’s capital expenditures for improvements and expansion of its facilities, as well as expenditures related to demand side management programs during the four-year period ended March 31, 2024 and the estimated capital expenditures and demand side management programs from Budget 2024 during the five-year period ending March 31, 2029. Capital expenditures may be higher than these projections in the near term.

CAPITAL EXPENDITURES and DEMAND SIDE MANAGEMENT

	Year Ending March 31, (in thousands of dollars)
					Estimated
	2021	2022	2023	2024	2025	2026	2027-2029
Electricity
Major Capital*	$793,218	$304,239	$99,018	$39,846	$60,116	$77,401	$255,257
Generation Additions & Upgrades	108,143	119,343	100,860	177,527	179,982	169,980	597,903
Transmission & Stations	122,540	126,707	151,834	145,204	125,026	160,031	636,784
Distribution & Other	251,108	257,968	278,754	290,362	291,252	314,889	899,637
Natural Gas
Distribution & Other	36,571	44,962	45,726	49,846	50,008	51,008	159,227
Demand Side Management	34,945	44,091	42,890	62,834	63,334	76,273	259,590

Total	$1,346,525	$897,310	$719,082	$765,619	$769,718	$849,583	$2,808,399

*Previously	named Major New Generation & Transmission

Major Capital expenditures for the five-year period to March 31, 2029 are projected to be approximately $393 million, including expenditures for the Keeyask Project as well as for a placeholder for new capacity resources beginning in 2026. The Affordable Energy Plan will inform the IRP 2025 which will clarify the timing and estimates of capital expenditures required for specific types of new resources.

The Keeyask Project includes the construction of a 695-megawatt Keeyask Generating Station on the Nelson River approximately 175 km northeast of Thompson. This project is a partnership between Manitoba Hydro and the Keeyask Cree Nations (KCN), which includes the Tataskweyak Cree Nation, War Lake First Nation, Fox Lake Cree Nation and York Factory First Nation. The Joint Keeyask Development Agreement, signed in 2009, formalized the Keeyask Hydropower Limited Partnership (KHLP), providing the KCN with a right to own up to 25 per cent of the partnership. All seven generating units were brought online between August 2021 and March 2022, and are delivering clean, renewable energy to Manitoba Hydro customers.

While all generating units are in-service, work remains to complete the project. This includes addressing minor construction deficiencies, installing public safety fencing, completing the camp decommissioning and remediation efforts around the project site.

Manitoba Hydro projects final costs for the Keeyask project to come in at approximately $8.2 billion (revised downwards from the control budget of $8.7 billion).

Sustaining capital expenditures, excluding Major Projects, total approximately $3.6 billion over the five-year forecast period to 2028/29. Manitoba Hydro is investing in the replacement and refurbishment of existing assets to address the degradation and obsolescence of assets installed several decades ago, distribution assets to address increasing load requirements, as well as transmission capacity enhancements to address higher than average load growth and system expansion in certain rural and urban regions of the Province. Manitoba Hydro targets to have internally generated funds to fund the majority of these sustaining capital expenditures.

In January 2018, a new crown corporation (Efficiency Manitoba) was created to be responsible for the planning, design and implementation of demand side management (DSM) programming for both electricity and natural gas. The electricity and natural gas DSM activities of Efficiency Manitoba are funded by Manitoba Hydro.

Summary of Historical Major Capital

Associated with the Keeyask generating station, the Manitoba-Minnesota Transmission Project (MMTP) is a 213 km 500 kV AC transmission line to be interconnected with the Great Northern Transmission Line (GNTL) at the Canada-US border. The MMTP project received approval from federal and provincial regulatory authorities and construction commenced in August 2019 and was completed on schedule and placed in-service on June 1, 2020. The GNTL connects with the MMTP at the Canada–US border near Roseau, Minnesota and runs approximately 360 kilometers south east to the new Iron Range 500-230 kV substation near Grand Rapids, Minnesota. The total cost of the MMTP is coming in below the $490 million control budget.

The Birtle Transmission Line project was developed as a requirement of the 100 MW System Power Sale to SaskPower. The Birtle Transmission Line is a 46 km, 230 kV line which connects the Manitoba grid at Birtle, Manitoba to the Saskatchewan grid at the border. Manitoba Hydro received the Environment Act License for the project in January 2020. Transmission line construction commenced in July 2020 and the project went into service in March of 2021. The project came in below the control budget of $69 million.

The following table summarizes the location and net interconnected capability of Manitoba Hydro’s integrated system existing and potential generating stations as at March 31, 2024.

MANITOBA HYDRO INTEGRATED SYSTEM

EXISTING AND POTENTIAL GENERATING STATIONS

EXISTING GENERATING STATIONS

Generating Station	River	Net Interconnected Capability
		(in megawatts)
Jenpeg	Nelson	82
Keeyask	Nelson	635
Kelsey	Nelson	286
Kettle	Nelson	1,220
Long Spruce	Nelson	1,000
Limestone	Nelson	1,400
Pine Falls	Winnipeg	88
Great Falls	Winnipeg	137
McArthur Falls	Winnipeg	55
Seven Sisters	Winnipeg	168
Slave Falls	Winnipeg	60
Pointe Du Bois	Winnipeg	32
Grand Rapids	Saskatchewan	480
Laurie River I and II	Laurie	10
Wuskwatim	Burntwood	209

Total Hydraulic Capability		5,862

Brandon		247

Total Integrated System Capability		6,109

POTENTIAL GENERATING STATIONS (2)

Conawapa	Nelson	1,485
Gillam Island	Nelson	1,080
Birthday Rapids	Nelson	380
Whitemud	Nelson	310
Manasan	Burntwood	270
Red Rock	Nelson	250
First Rapids	Burntwood	210
Granville Falls	Churchill	120
Notigi	Burntwood	120
Bonald	Churchill	110
Early Morning	Burntwood	80

(2)	Capacity addition to the integrated system excluding impacts on adjacent generating stations.

Manitoba Hydro’s future development plan will consider resource options which are aligned with the objectives of the new Affordable Energy Plan.

Export Power Sales

Manitoba Hydro enters into short-term and long-term power sales on an on-going basis with numerous utilities and markets in the upper mid-west United States and in Canada. Manitoba Hydro monitors the creditworthiness of, and exposures to, export sales customers in order to minimize credit risk.

Manitoba Hydro has a Coordinating Agreement with Midcontinent Independent System Operator, Inc. (MISO) which allows Manitoba Hydro to participate in MISO. The agreement provides Manitoba Hydro with non-discriminatory transmission access to the membership base of MISO. From its headquarters in central Indiana, MISO serves as the regional transmission organization for its transmission-owning members, and with the inclusion of committed operations, controls an interconnected transmission grid encompassing more than 191,000 megawatts of generation capacity and over 75,000 miles of high voltage transmission lines in all or parts of 15 states. This market operates similarly to other trading exchanges where power sales and purchases are transacted directly with the exchange rather than utilities transacting directly with one another. The market offers a broad range of electricity products, thereby providing additional sales opportunities to Manitoba Hydro.

The following table summarizes Manitoba Hydro’s current and future export power contracts.

Executed Contracts	Term
Basin Electric Power Cooperative:
50 MW to 80 MW Capacity Sale	June 1, 2023 – May 31, 2028
Dairyland Power Cooperative:
50 MW Diversity Exchange	June 1, 2022 – May 31, 2027
Great River Energy:
200 MW Diversity Exchange	November 1, 2014 – April 30, 2030
Minnesota Municipal Power Agency:
65 MW to 105 MW Capacity Sale	June 1, 2020 – May 31, 2030
Minnesota Power:
250 MW System Power Sale	June 1, 2020 – May 31, 2035
133 MW Energy Sale	June 1, 2020 – May 31, 2040
Northern States Power Company:
350 MW Diversity Exchange Amended and Restated 350 MW Diversity Sale	May 1, 2015 – April 30, 2025 May 1, 2025 – April 30, 2030
375 (S)/ 325 (W) MW System Power Sale Amended and Restated 200 MW System Power Sale	May 1, 2015 – April 30, 2025 May 1, 2025 – April 30, 2030
125 MW System Power Sale	May 1, 2021 – April 30, 2025
11 MW Financial Swap	January 1, 2022 – December 31, 2027
Saskatchewan Power Corporation:
100 MW System Power Sale	June 1, 2020 – May 31, 2040
215 MW System Power Sale	June 1, 2022 – May 31, 2052
WPPI Energy:
100 MW Diversity Exchange	June 1, 2024 – May 31, 2030
Wisconsin Public Service Corporation:
100 MW System Power Sale	June 1, 2021 – May 31, 2027
100 MW Energy Sale	June 1, 2027 – May 31, 2029

Definitions:

Capacity: Zonal Resource Credit (ZRC) or Unforced Capacity (UCAP).

Diversity Exchange: seasonal swap of capacity.

Energy Sale: long-term energy sale contracts with customers whereby Manitoba Hydro will offer energy under the contract when it has energy that is surplus to domestic customer and dependable export customer requirements.

Financial Swap: a contract where parties financially settle the difference between a fixed price and a specified floating price at an agreed upon price node.

(S): summer season.

System Power Sale: annual sales of both capacity and firm energy.

(W): winter season.

TABLES OF SUPPLEMENTARY INFORMATION

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024
	Restated
	(In millions of dollars)
FINANCIAL ASSETS
Cash and cash equivalents	$2,746	$4,288
Amounts receivable	2,541	2,467
Inventories for resale	15	14
Due from Manitoba Hydro Electric Board	24,421	24,428
Derivative Financial Instrument	2,055	2,304
Portfolio investments	4,114	4,013
Loans and advances	1,549	1,575
Equity in government business enterprises	4,678	4,481
Equity in government business partnerships	20	20

TOTAL FINANCIAL ASSETS	$42,139	$43,590

LIABILITIES
Taxpayer-supported debt	33,098	36,214
Borrowings on behalf of Manitoba Hydro Electric Board	24,421	24,398
Accounts payable, accrued charges, provisions and unearned revenue	7,518	8,410
Derivative financial Instruments	2,874	2,479
Asset Retirement Obligations	811	806
Pension liability	3,597	3,599

TOTAL LIABILITIES	72,319	75,906

NET DEBT	(30,180)	(32,316)

NON-FINANCIAL ASSETS
Inventories held for use	282	180
Prepaid expenses	97	107
Tangible capital assets	15,167	16,182

	15,546	16,469

ACCUMULATED DEFICIT	$(14,634)	$(15,847)

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024
	Restated
	(In millions of dollars)
REVENUE
Income taxes:
Corporation income tax	$1,238	$900
Individual income tax	4,556	4,469
Other taxes:
Corporations taxes	416	381
Fuel taxes	323	238
Land transfer tax	136	127
Levy for health and education	415	431
Retail sales tax	2,597	2,703
Tobacco tax	146	123
Other taxes	19	15
Education property taxes	733	698
Fees and other revenue	2,512	2,690
Federal transfers:
Equalization	2,933	3,510
Canada Health Transfers	1,646	1,871
Canada Social Transfers	581	597
Canada COVID-19 Transfers	182	—
Shared cost and other	1,128	1,182
Net income from government business enterprises	1,507	464
Recovery from government business enterprises and other investment earnings	1,190	1,393

TOTAL REVENUE	$22,258	$21,792

EXPENSES
Legislative Assembly	58	75
Executive Council	7	9
Advanced Education and Training	1,563	1,736
Agriculture	408	482
Consumer Protection and Government Services	528	541
Economic Development, Investment, Trade and Natural Resources	347	345
Education and Early Childhood Learning	3,641	3,646
Environment and Climate Change	167	176
Families	1,910	2,512
Finance	344	91
Health, Seniors and Long-Term Care	7,877	8,919
Housing, Addictions and Homelessness	414	390
Indigenous Economic Development	10	9
Justice	759	1,019
Labour and Immigration	27	32
Municipal and Northern Relations	660	529
Public Service Commission	40	39
Sport, Culture, Heritage and Tourism	157	162
Transportation and Infrastructure	591	625
Enabling Appropriations	27	33
Emergency Expenditures	266	29
Tax Credits	121	208
Debt Servicing	1,963	2,156

TOTAL EXPENSES	21,885	23,763

Operating Surplus (Deficit) for the year	$373	$(1,971)

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024

	Restated
	(In millions of dollars)
Opening accumulated deficit, as previously reported.	$(14,044)	$(13,511)
Correction of an error (Note 1)	(5)	(5)
Asset retirement obligations (Note 2)	(55)	(52)
Government Business Enterprises - IFRS 17 (Note 3)	107	137
Government Business Enterprises - IFRS 9 (Note 3)	—	70

Opening accumulated deficit, as restated.	(13,997)	(13,361)
Operating Surplus (deficit) for the year	373	(1,971)
Transfer of other comprehensive income (loss)	263	—
Other comprehensive income (loss)	—	6

Closing accumulated deficit	$(13,361)	$(15,326)

Note 1:

For the 2022/23 and 2023/24 fiscal years, correction of an error related to asset retirement cost resulted in a $5 million decrease to tangible capital assets and a $5 million increase to the opening accumulated deficit.

Note 2:

Effective April 1, 2022, the government adopted PS 3280 Asset Retirement Obligations (ARO). The government applied the modified retroactive application approach in the adoption of this accounting standard.

The Auditor General issued a qualification opinion on the Government’s financial statements for the year ended March 31, 2023 because of insufficient support for ARO. The auditor was unable to provide assurance on the accumulated deficit, tangible capital assets, ARO and related expenses for both the 2021/22 and 2022/23 fiscal years. After the auditor’s report was released on September 28, 2023, the Government obtained sufficient support, leading to restatements of the financial statements for both years.

ARO liability increased by $96 million and tangible capital assets increased by $39 million on April 1, 2022 due to a change in assumptions. The opening ARO liability increased by $54 million due to changes in assumptions, and a number of sites were not included in the ARO liability previously reported on March 31, 2023.

Note 3:

Manitoba Public Insurance Corporation (MPIC) and Deposit Guarantee Corporation of Manitoba (DGCM, whose principal activity is carrying on a business, maintain their accounts in accordance with International Financial Reporting Standards (IFRS). MPIC and DGCM were required by IFRS to adopt IFRS 17 insurance contracts, which requires a revised method of measuring insurance contract liabilities. The standard was accounted for retroactively with the restatement of prior periods, resulting in a $137 million increase in net income and investment in Government Business Enterprises (GBEs) on April 1, 2022.

MPIC and DGCM adopted IFRS 9 on April 1, 2023. Under IFRS 9, a financial asset is measured on initial recognition at fair value and is classified and subsequently measured as Fair Value Through Profit and Loss (FVTPL), Fair Value Through Other

Comprehensive Income (FVOCI) or amortized cost based on the contractual cash flow characteristics of the financial asset and MPIC’s business model under which they are held.

The application of IFRS 9 resulted in a $70 million increase in the accumulated other comprehensive losses from GBEs, a $64 million increase in the retained earnings from GBEs, and a $6 million decrease in the equity from GBEs for the year ended March 31, 2024. On adoption of IFRS 9, MPI and DGCM have not restated their comparative information.

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REMEASUREMENT GAINS AND LOSSES

FOR THE YEAR ENDED MARCH 31, 2024

	2023	2024

	Restated (1)
	(In millions of dollars)
Accumulated remeasurement gains/(losses), beginning of year, before other comprehensive income	(436)	(982)
ADJUSTMENT TO OPENING EQUITY TO MATCH TO ENTITY FINANCIAL STATEMENTS

Unrealized gains/(losses) Attributable to:
Foreign Exchange	(540)	1
Derivatives	(7)	688
Portfolio Investments:
Quoted in an active market	0	55

Total unrealized gains/(losses)	(547)	744

Reclassified to Consolidated Statement of Operations:
Foreign exchange	(6)	(34)
Derivatives	7	37
Portfolio Investments:
Quoted in an active market	0	(66)

Total reclassified to the statement of operations	1	(63)

Accumulated remeasurement gains/(losses), end of year, before other comprehensive income	(982)	(301)

Accumulated other comprehensive income/(loss), beginning of the year	(264)	(291)
Other comprehensive income	(27)	71

Accumulated other comprehensive income/(loss)	(291)	(220)

Accumulated remeasurement gains/(losses), end of year	(1,273)	(521)

(1)	See Notes 1 through 3 to the Consolidated Statement of Accumulated Deficit for the Year Ended March 31, 2024 above.

I. SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024

	(In millions of dollars)
Cash and cash equivalents provided by (used in)
Operating activities
Operating Surplus (deficit) for the year	$373	$(1,971)
Changes in non-cash items:
Amortization of tangible capital assets	842	866
Amortization of debt premium	(30)	(136)
Loss on disposal of tangible capital assets	85	57
Unamortized losses on derivative contracts	(110)	(24)
Valuation allowance	69	80
Amounts receivable	(277)	56
Inventories	60	102
Prepaids	(10)	(10)
Changes in equity in government business enterprises and government business partnerships	(739)	197
Accounts payable, accrued charges, provisions and unearned revenue	915	892
Asset retirement obligations	(31)	(5)
Pension liability	819	(644)
Other comprehensive income (loss) (Schedule 3)	110	2
Other	(780)	760

Cash provided by operating activities	1,296	222

Capital Activities
Acquisition of tangible capital assets	(1,371)	(1,939)

Cash used in capital activities	(1,371)	(1,939)

Investing activities
Investments purchased	(3,691)	(2,215)
Investments sold or matured	2,105	2,974

Cash used in investing activities	(1,586)	759

Financing activities
Debt issued	4,191	5,868
Debt redeemed	(3,191)	(3,368)

Cash provided by financing activities	1,000	2,500

Increase in cash and cash equivalents	(661)	1,542
Cash and cash equivalents, beginning of year	3,407	2,746

Cash and cash equivalents, end of year	$2,746	$4,288

II. SUMMARY FINANCIAL STATEMENTS — GOVERNMENT BUSINESS ENTERPRISES (1)

CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

FOR THE YEAR ENDED MARCH 31, 2024 (2)

(with comparative figures for 2023)

	Utilities	Insurance	Finance	Total 2024	Total 2023

					Restated
	(In millions of dollars)
Changes in Equity
Results of Operations
Revenue from Operations	$3,360	$1,890	$1,757	$7,007	$7,259

Expenses:
Operations	2,475	1,986	1,012	5,473	4,710
Debt servicing	1,042	—	13	1,055	1,042

Total Expenses	3,517	1,986	1,025	6,528	5,752
Acquisition of Non Controlling Interest (3)	(15)		—	(15)	—

Net Income (Loss)	(172)	(96)	732	464	1,507
Other comprehensive income (loss)	51	20	—	71	(27)

Total comprehensive income (loss)	(121)	(76)	732	535	1,480
Transfers to the Government	—	—	(732)	(732)	(741)

Net increase (decrease) in equity in government business enterprises	$(121)	$(76)	$—	$(197)	$739

(1)	Government business enterprises consist of the following as at March 31, 2024:

Utilities:

The Manitoba Hydro-Electric Board

Insurance:

The Deposit Guarantee Corporation of Manitoba

The Manitoba Public Insurance Corporation

Finance:

The Manitoba Liquor and Lotteries Corporation

(2)	For enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

(3)

Manitoba Hydro reported a net loss of $157-million. The Summary Financial Statements include a one-time $15-million adjustment to account for Manitoba Hydro’s acquisition of a minority interest, bringing it to a net loss of $172-million.

III. STATEMENT OF DIRECT FUNDED BORROWINGS OF THE PROVINCE

AS AT MARCH 31, 2024

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
(A) Payable in Canadian Dollars:
Debenture Loans
GH	02-Jun-24	2014	3.30	900,000	(1)
GJ	02-Jun-25	2015	2.45	2,950,000	(1)
DT	22-Dec-25	1995	7.75	300,000	(1)(3)
GN	02-Jun-26	2016	2.55	1,900,000	(1)
GS	02-Jun-27	2017	2.60	1,500,000	(1)
GU	02-Jun-28	2018	3.00	2,050,000	(1)
GW	02-Jun-29	2019	2.75	1,800,000	(1)
GY	02-Jun-30	2020	2.05	1,300,000	(1)
CL	05-Mar-31	1991	10.50	599,945	(1)
HD	02-Dec-32	2022	3.90	1,650,000	(1)
HA	02-Jun-31	2021	2.05	1,900,000	(1)
FA	05-Mar-37	2004	5.70	700,000	(1)
HE	02-Jun-33	2023	3.80	1,500,000	(1)
HH	02-Jun-34	2023	3.80	300,000	(1)
PB	05-Mar-38	2007	4.60	950,000	(1)
FK	05-Mar-40	2008	4.65	800,000	(1)
FR	05-Mar-41	2010	4.10	1,300,000	(1)
FT	05-Mar-42	2011	4.40	400,000	(1)
GA	05-Mar-43	2012	3.35	550,000	(1)
GG	05-Sept-45	2013	4.05	1,500,000	(1)
GK	05-Sept-46	2015	2.85	1,950,000	(1)
GR	05-Sept-48	2017	3.40	2,100,000	(1)
FN	05-Mar-50	2009	4.70	350,000	(1)
GV	05-Mar-50	2018	3.20	2,550,000	(1)
GZ	05-Sep-52	2020	2.05	1,800,000	(1)
HC	05-Sep-53	2023	3.85	1,900,000	(1)
HG	05-Sep-55	2024	4.40	1,100,000	(1)

Total Debenture Loans				36,599,945

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
Medium-Term Notes
C119-MTN	05-Sep-25	2010	4.40	715,000	(1)
C136-MTN	05-Sep-29	2013	3.25	356,000	(1)
C074-MTN	03-Dec-29	2004	STEP	100,000	(6)
C116-MTN	05-Mar-31	2010	6.30	100,000	(5)
C134-MTN	06-May-31	2013	3.05	25,000	(1)
C049-MTN	26-Jul-32	2002	6.30	50,000	(1)(5)
C052-MTN	29-Oct-32	2002	6.30	30,000	(1)
C141-MTN	05-Sept-33	2014	3.75	80,000	(1)
C076-MTN	19-Jan-35	2005	STEP	75,000	(6)
C086-MTN	30-Jun-36	2006	STEP	50,000	(6)
C087-MTN/RRB	01-Dec-36	2006	2.00	144,325	(1)
C124-MTN	05-Mar-39	2011	4.25	210,000	(1)
C091-MTN	16-Jul-39	2007	STEP	100,000	(10)
C031-MTN	05-Mar-40	2000	6.20	276,000	(1)
C040-MTN	05-Mar-42	2002	6.00	350,000	(1)
C068-MTN	05-Mar-44	2004	5.80	120,000	(1)
C092-MTN	05-Sept-44	2007	5.00	157,035	(1)
C129-MTN	05-Sept-52	2012	3.15	610,000	(1)
C139-MTN	05-Sept-54	2014	3.65	75,000	(1)
C110-MTN	05-Mar-60	2009	5.20	325,000	(1)
C109-MTN	05-Mar-63	2009	4.63	255,000	(1)
C137-MTN	05-Mar-63	2013	3.45	1,199,000	(1)
C160-MTN	05-Mar-68	2018	3.10	2,015,000	(1)
C175-MTN	05-Sep-20	2020	2.95	600,000	(1)

				8,017,360

H060	05-Sep-29	2014	3.25	100,000	(1)
H061	05-Sep-33	2014	3.75	50,000	(1)

				150,000

D025-MTN	05-Mar-31	2000	6.30	310,000	(1)
D129-MTN	05-Mar-31	2005	STEP	100,000	(5)

				410,000

Total Medium-Term Notes				8,577,360

Canadian Issues Swapped to U.S. Dollars:
CAD $
GX	16-Apr-24	2019	2.60	(424,898)
GJ	02-Jun-25	2020	2.45	(500,000)
GN	02-Jun-25	2016	2.55	(315,874)

				(1,240,772)

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
Foreign Issues Swapped to Canadian Dollars:
GX	16-Apr-24	2020	N/A	1,332,700
GI	14-May-24	2014	N/A	872,400
C140	03-Mar-25	2014	N/A	367,444
C173	20-Apr-26	2020	N/A	148,000
C145	09-Jun-26	2015	N/A	287,071
GP	22-Jun-26	2016	N/A	642,750
C157	17-Aug-27	2017	N/A	298,522
C164	19-Jul-28	2018	N/A	35,030
C161	22-Aug-28	2018	N/A	220,744
HB-1	25-Oct-28	2021	N/A	742,380
C155	28-Nov-28	2016	N/A	185,360
C167	15-Mar-29	2019	N/A	330,625
C169	10-Apr-29	2020	N/A	35,665
C165	19-Jul-29	2018	N/A	34,750
C113	29-Mar-30	2010	N/A	102,923
C148	24-Mar-31	2016	N/A	297,748
C179	31-Nov-31	2021	N/A	32,225
C183	03-Feb-32	2022	N/A	32,404
C180	17-Nov-32	2021	N/A	145,889
C184	03-Feb-33	2022	N/A	32,404
C171	18-Jul-34	2020	N/A	69,348
HF	27-Jul-33	2023	N/A	1,319,500
C172	30-Mar-35	2020	N/A	93,110
C142	11-Jun-35	2015	N/A	43,200
C146	11-Dec-35	2015	N/A	82,993
C182	02-Feb-37	2022	N/A	99,900
C185	16-Feb-37	2022	N/A	109,890
C186	16-Feb-37	2022	N/A	115,989
H063	28-Jan-39	2019	N/A	45,372
C168	15-Mar-39	2019	N/A	198,375
C154	25-Jun-39	2016	N/A	58,600
C174	20-Apr-40	2020	N/A	146,000
C143	25-Jun-40	2015	N/A	827,430
C177	25-Jun-40	2020	N/A	129,750
S002	31-Oct-40	2011	N/A	55,864
C147	25-Feb-41	2016	N/A	130,985
H062	25-Jun-41	2016	N/A	71,261
C151	25-Jun-41	2016	N/A	414,355
C181	25-Nov-41	2021	N/A	228,064
H057	17-Nov-42	2012	N/A	39,463
C149	27-Apr-46	2016	N/A	58,391
C152	08-Aug-46	2016	N/A	50,838
C153	30-Aug-46	2016	N/A	76,291
C156	05-Dec-46	2016	N/A	61,554
C158	25-Feb-47	2017	N/A	103,748
C170	25-Jun-49	2020	N/A	150,000
C176	25-Jun-49	2020	N/A	116,400
C178	02-Nov-49	2020	N/A	155,560
C120	14-Oct-50	2010	N/A	70,300
C128	25-Jun-52	2012	N/A	64,420
C187	03-Mar-54	2024	N/A	43,586

				11,407,571

Total Canadian Dollars				55,344,104

(B) Payable in U.S. Dollars:
GX	16-Apr-24	2020	2.60	1,355,000	(1)(2)
GI	14-May-24	2014	3.05	1,084,000	(1)(2)
GP	22-Jun-26	2016	2.13	677,500	(1)(2)
HB	25-Oct-28	2021	1.50	1,355,000	(1)(2)
HF	27-Jul-33	2023	4.30	1,355,000	(1)(2)

				5,826,500

U.S. Dollar Issues Swapped to Canadian Dollars:
GX	16-Apr-24	2020	2.60	(1,355,000)	(1)(2)
GI	14-May-24	2014	3.05	(1,084,000)	(1)(2)
GP	22-Jun-26	2016	2.13	(677,500)	(1)(2)
HB	25-Oct-28	2021	1.50	(813,000)	(1)(2)
HF	27-Jul-27	2023	4.30	(1,355,000)	(1)(2)

				(5,284,500)

Canadian Issues Swapped to U.S. Dollars:
GX	16-Apr-24	2019	2.60	449,725
GJ	02-Jun-25	2020	2.45	514,989
GN	02-Jun-25	2016	2.55	332,434

				1,297,148

Total U.S. Dollars				1,839,148

(C) Payable in Australian Dollars:
C140	03-Mar-25	2014	4.25	331,013	(1)(2)
C145	09-Jun-26	2015	3.75	255,983	(1)(2)
C157	17-Aug-27	2017	3.60	264,810	(1)(2)
C161	22-Aug-28	2018	3.50	198,608	(1)(2)
C179	17-Nov-31	2021	2.40	30,895	(1)(2)
C183	03-Feb-31	2022	2.75	31,777	(1)(2)
C180	17-Nov-32	2021	2.50	142,115	(1)(2)
C184	03-Feb-33	2022	2.85	31,777	(1)(2)

				1,286,977

Australian Dollar Issues Swapped to Canadian Dollars:
C140	03-Mar-25	2014	4.25	(331,013)	(1)(2)
C145	09-Jun-26	2015	3.75	(255,983)	(1)(2)
C157	17-Aug-27	2017	3.60	(264,810)	(1)(2)
C161	22-Aug-28	2018	3.50	(198,608)	(1)(2)
C179	17-Nov-31	2021	2.40	(30,895)	(1)(2)
C183	03-Feb-31	2022	2.75	(31,777)	(1)(2)
C180	17-Nov-32	2021	2.50	(142,115)	(1)(2)
C184	03-Feb-33	2022	2.85	(31,777)	(1)(2)

				(1,286,977)

Total Australian Dollars				0

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
(D) Payable in Euros:
C113	29-Mar-30	2010	4.00	109,740	(1)(2)
C148	24-Mar-31	2016	1.28	295,566	(1)(2)
C172	30-Mar-35	2020	0.60	87,792	(1)(2)
C142	11-Jun-35	2015	1.39	46,822	(1)(2)
C146	11-Dec-35	2015	1.86	84,866	(1)(2)
C182	02-Feb-37	2022	0.75	102,424	(1)(2)
C186	06-Jul-37	2022	2.92	124,372	(1)(2)
H063	28-Jan-39	2019	1.72	43,896	(1)(2)
C154	25-Jun-39	2016	2.75	58,528	(1)(2)
C143	25-Jun-40	2015	1.77	850,851	(1)(2)
C177	25-Jun-40	2020	1.19	124,372	(1)(2)
S002	31-Oct-40	2011	3.24	58,528	(1)(2)
C147	25-Feb-41	2016	1.74	124,372	(1)(2)
H062	25-Jun-41	2016	1.95	65,844	(1)(2)
C151	25-Jun-41	2016	1.50	417,012	(1)(2)
C181	25-Nov-41	2021	0.70	234,112	(1)(2)
H057	17-Nov-42	2012	2.67	45,359	(1)(2)
C152	8-Aug-46	2016	1.11	51,212	(1)(2)
C158	23-Feb-47	2017	2.00	109,740	(1)(2)
C170	25-Jun-49	2020	1.50	146,320	(1)(2)
C176	25-Jun-49	2020	1.25	109,740	(1)(2)
C178	02-Nov-49	2020	0.48	146,320	(1)(2)
C120	14-Oct-50	2010	3.15	73,160	(1)(2)
C128	25-Jun-52	2012	2.78	73,160	(1)(2)
C187	03-Mar-54	2024	3.53	43,896	(1)(2)

				3,628,004

Euro Issues swapped to Canadian Dollars:
C113	29-Mar-30	2010	4.00	(109,740)	(1)(2)
C148	24-Mar-31	2016	1.28	(295,566)	(1)(2)
C172	30-Mar-35	2020	0.60	(87,792)	(1)(2)
C142	11-Jun-35	2015	1.39	(46,822)	(1)(2)
C146	11-Dec-35	2015	1.86	(84,866)	(1)(2)
C182	02-Feb-37	2022	0.75	(102,424)	(1)(2)
C186	06-Jul-37	2022	2.92	(124,372)	(1)(2)
H063	28-Jan-39	2019	1.72	(43,896)	(1)(2)
C154	25-Jun-39	2016	2.75	(58,528)	(1)(2)
C143	25-Jun-40	2015	1.77	(850,851)	(1)(2)
C177	25-Jun-40	2020	1.19	(124,372)	(1)(2)
S002	31-Oct-40	2011	3.24	(58,528)	(1)(2)
C147	25-Feb-41	2016	1.74	(124,372)	(1)(2)
H062	25-Jun-41	2016	1.95	(65,844)	(1)(2)
C151	25-Jun-41	2016	1.50	(417,012)	(1)(2)
C181	25-Nov-41	2021	0.70	(234,112)	(1)(2)
H057	17-Nov-42	2012	2.67	(45,359)	(1)(2)
C152	8-Aug-46	2016	1.11	(51,212)	(1)(2)
C158	23-Feb-47	2017	2.00	(109,740)	(1)(2)
C170	25-Jun-49	2020	1.50	(146,320)	(1)(2)
C176	25-Jun-49	2020	1.25	(109,740)	(1)(2)
C178	02-Nov-49	2020	0.48	(146,320)	(1)(2)

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
C120	14-Oct-50	2010	3.15	(73,160)	(1)(2)
C128	25-Jun-52	2012	2.78	(73,160)	(1)(2)
C187	03-Mar-54	2024	3.53	(43,896)	(1)(2)

				(3,628,004)

Total Euros				0

(E) Payable in Hong Kong Dollars:
C155	28-Nov-28	2016	2.57	185,217	(1)(2)

				185,217

Hong Kong Dollar Issues Swapped to Canadian Dollars:
C155	28-Nov-28	2016	2.57	(185,217)	(1)(2)

				(185,217)

Total Hong Kong Dollars				0

(F) Payable in Japanese Yen:
C149	27-Apr-46	2016	0.80	44,750	(1)(2)
C153	30-Aug-46	2016	0.70	53,700	(1)(2)
C156	5-Dec-46	2016	0.70	44,750	(1)(2)

				143,200

Japanese Yen Issues swapped to Canadian Dollars:
C149	27-Apr-46	2016	0.80	(44,750)	(1)(2)
C153	30-Aug-46	2016	0.70	(53,700)	(1)(2)
C156	5-Dec-46	2016	0.70	(44,750)	(1)(2)

				(143,200)

Total Japanese Yen				0

(G) Payable in New Zealand Dollars:
C164	19-Jul-28	2018	3.61	31,586	(1)(2)
C169	10-Apr-29	2020	2.92	31,991	(1)(2)
C165	19-Jul-29	2018	3.69	31,586	(1)(2)
C185	16-Feb-37	2022	3.74	105,287	(1)(2)

				200,450

New Zealand Dollar Issues Swapped to Canadian Dollars:
C164	19-Jul-28	2018	3.61	(31,586)	(1)(2)
C169	10-Apr-29	2020	2.92	(31,991)	(1)(2)
C165	19-Jul-29	2018	3.69	(31,586)	(1)(2)
C185	16-Feb-37	2022	3.74	(105,287)	(1)(2)

				(200,450)

Total New Zealand Dollars				0

(H) Payable in U.K. Pound Sterling:
				0

				0

Series	Date of Maturity	Year of Issue	Coupon Rate (%)	Amount Outstanding	Ref
				(In thousands of dollars)
U.K. Pound Sterling Issues Swapped to Canadian Dollars:
				0

				0

Total U.K. Pound Sterling				0

(I) Payable in Swiss Francs:
C173	20-Apr-26	2020	0.20	150,200	(1)(2)
C167	15-Mar-29	2019	0.25	375,500	(1)(2)
C168	15-Mar-39	2019	0.80	225,300	(1)(2)
C174	20-Apr-40	2020	0.70	150,200	(1)(2)

				901,200

Swiss Franc Issues Swapped to Canadian Dollars:
C173	20-Apr-26	2020	0.20	(150,200)	(1)(2)
C167	15-Mar-29	2019	0.25	(375,500)	(1)(2)
C168	15-Mar-39	2019	0.80	(225,300)	(1)(2)
C174	20-Apr-40	2020	0.70	(150,200)	(1)(2)

				(901,200)

Total Swiss Francs				0

(J) Payable in Swedish Kronas:
C171	18-Jul-34	2020	1.25	63,400	(1)(2)

				63,400

Swedish Krona Issues Swapped to Canadian Dollars:
C171	18-Jul-34	2020	1.25	(63,400)	(1)(2)

				(65,400)

Total Swedish Kronas				0

Total Bonds and Debentures				57,183,251

Canadian Pension Plan (Payable in Canadian Dollars)
CPPIB-001-MTN	7-Aug-37	2007	5.04	81,158	(1)
CPPIB-002-MTN	1-Dec-38	2009	4.67	102,577	(1)
CPPIB-003-MTN	3-Dec-40	2010	4.38	115,790	(1)
CPPIB-004-MTN	16-Jan-42	2012	3.42	104,459	(1)
CPPIB-005-MTN	3-Jul-42	2012	3.33	73,373	(1)

				477,357

Health Care Facilities				4,256

Province of Manitoba Promissory Notes				100,000

Treasury Bills Payable in CAD	Various	Various		2,600,000	(7)

Total Borrowings				60,364,864

IV. STATEMENT OF SECURITIES GUARANTEED BY THE PROVINCE

AS AT MARCH 31, 2024

Series	Date of Maturity	Year of Issue	Interest Rate (%)	Amount Outstanding	Ref.
				(In thousands of dollars)
BORROWINGS OF SELF-SUPPORTING UTILITIES:
The Manitoba Hydro-Electric Board
Savings Bonds: (Payable in Canadian Dollars)
Series 1	15-Jun-92	1989	Matured	$72
Series 2	15-Jun-93	1990	Matured	15
Series 3	15-Jun-96	1991	Matured	105
Series 4	15-Jun-97	1992	Matured	320
Series 5	15-Jun-01	1996	Matured	332
Series 6	15-Jun-02	1997	Matured	42
	15-Jun-00	1997	Matured	116
	15-Jun-02	1997	Matured	90

				1,092

Manitoba Hydro Promissory Notes				200,000
Manitoba Hydro Credit Facilities				142,000
City of Winnipeg Hydro Bonds				60,000	(1)

Total Self-Supporting Guaranteed Debt				403,092

References:

1.	Non-callable/redeemable.
2.	All or part swapped to Canadian dollars.
3.	All or part swapped to U.S. dollars.
4.	Callable as per terms.
5.	Extendable as per terms.
6.	Redeemable at holder’s option, prior to maturity.
7.	91-day Treasury Bills issued by tender in the amount of $200,000,000 weekly.
8.	The Province has only guaranteed the principal portion of the issue.
9.	Held by and callable at par at the option of the Minister of Finance of Canada on 6 months’ notice, subject to the requirements of the Canada Pension Plan.
10.	Putable at the holder’s option.

V. THE MANITOBA HYDRO — ELECTRIC BOARD

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	2020	2021	2022	2023	2024
	(in Millions of dollars)
Revenues
Domestic
Electric	$1,702	$1,714	$1,834	$1,903	$1,847
Gas	388	416	542	656	505
Extraprovincial	468	611	585	1,131	872
Other	71	80	79	145	74

	2,627	2,821	3,040	3,835	3,298

Expenses
Cost of gas sold	238	277	405	523	333
Finance Expense	838	846	1,068	1,031	1,042
Operating and administrative	579	608	660	694	802
Depreciation and amortization	512	563	605	658	651
Water rentals and assessments	126	128	101	84	62
Fuel and power purchased	98	184	394	138	348
Capital and other taxes	163	167	179	175	184
Other expenses	104	80	91	98	374
Finance income	(43)	(24)	(24)	(56)	(62)

	2,615	2,829	3,479	3,345	3,734

Net income (loss) before net movement in regulatory balances	14	(8)	(439)	490	(436)

Net movements in regulatory balances	85	125	180	165	278

Net Income	$99	$117	$(259)	$655	$(158)

Net income (loss) attributable to:
Manitoba Hydro	$99	$119	$(248)	$638	$(157)
Non-controlling interests	—	(2)	(11)	17	(1)

	$99	$117	$(259)	$655	$(158)

V. THE MANITOBA HYDRO — ELECTRIC BOARD

CONSOLIDATED BALANCE SHEET

AS AT MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024
	(In millions of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$1,089	$780
Investments	—	$14
Accounts receivable and accrued revenue	565	506
Prepaid expenses	31	35
Inventory	143	163

	1,828	1,498

Property, Plant and Equipment	26,474	26,727
Non-Current Assets
Long-term investments	—	277
Goodwill	107	107
Intangible assets	998	978
Loans and other receivables	553	260

	1,658	1,622

Total assets before regulatory deferral balance	29,960	29,847
Regulatory deferral balance	1,450	1,679

	$31,410	$31,526

LIABILITIES AND RETAINED EARNINGS
Current Liabilities
Current portion of long-term debt	$1,463	$903
Accounts payable and accrued liabilities	413	456
Notes payable	50	200
Other liabilities	132	177
Accrued interest	134	134
	2,192	1,870

Long-Term Debt	23,097	23,644

Non-Current Liabilities
Other non-current liabilities	826	1,127
Employee future benefits	727	744
Deferred revenue	637	702
Provisions	74	50
	2,264	2,623

Total liabilities	$27,553	$28,137

Equity
Retained earnings	3,650	3,478
Accumulated other comprehensive loss	(305)	(254)
Equity attributed to Manitoba Hydro	3,345	3,224
Non-controlling interests	344	46

Total equity	3,689	3,270

Total liabilities and equity before regulatory deferral balance	31,242	31,407
Regulatory deferral balance	168	119

	$31,410	$31,526

V. THE MANITOBA HYDRO — ELECTRIC BOARD

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024
	(In Millions of dollars)
Operating Activities
Net Income	$655	$(158)
Net movement in regulatory balance	(165)	(278)
Add back:
Depreciation and amortization	658	651
Finance Expense	1,031	1,042
Finance Income	(56)	(62)
Adjustments for non–cash items	39	251
Adjustments for changes in non-cash working capital accounts:
Accounts receivable and accrued revenue	(52)	65
Prepaid expenses	(8)	(3)
Accounts payable and accrued liabilities	(39)	45
Other	(25)	21
Interest received	26	38
Interest paid	(996)	(1,005)

	1,068	607

Investing Activities
Additions to property, plant, equipment	(715)	(756)
Additions to intangible assets	(19)	(15)
Contributions received	46	82
Cash paid for long term investment	—	(190)
Cash paid for mitigation obligations	(12)	(58)
Cash paid for major development obligations	(18)	(11)
Cash paid for transmission rights obligations	(22)	(21)
Other	(8)	15

	(748)	(954)

Financing Activities
Proceeds from long-term debt	837	1,450
Retirement of long-term debt	(1,148)	(1,463)
Advances to investment entities	(2)	4
Contributions from non-controlling interests	2	—
Proceeds from short-term borrowing, net	—	150
Sinking fund investment withdrawals	248	246
Sinking fund investment purchases	(248)	(346)
Repayment of lease liabilities	(3)	(3)

	(314)	38

Net increase (decrease) in cash and cash equivalents	6	(309)

Cash and cash equivalents, beginning of year	1,083	1,089

Cash and cash equivalents, end of year	$1,089	$780

V. THE MANITOBA HYDRO — ELECTRIC BOARD

Consolidated Statement of Comprehensive Income

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	2023	2024

	(In millions of dollars)
Net Income	$655	$(158)
Other comprehensive income (loss)
Items that will not be reclassified to income
Experience gains on pensions, net of actuarial losses	167	52
Asset ceiling remeasurement on pensions	—	(29)
Items that will be reclassified to income
Cash flow hedges — unrealized foreign exchange losses on debt	(116)	—
Unrealized fair market value losses on commodity derivatives	(7)	3
Items that have been reclassified to income
Cash flow hedges — realized foreign exchange losses (gains) on debt	34	25

	78	51

Comprehensive Income (Loss)	$733	$(107)

Comprehensive Income (Loss) attributed to:
Manitoba Hydro	$716	$(106)
Non-controlling interests	17	(1)

	$733	$(107)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED MARCH 31, 2024

(with comparative figures for 2023)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Manitoba Hydro	Non-Controlling Interests	Total Equity

			(In millions of dollars)
Balance as at April 1, 2022	$3,012	$(383)	$2,629	$325	$2,954

Net income	638	—	638	17	655
Other comprehensive Income	—	78	78	—	78

Comprehensive income	638	78	716	17	733
Contributions	—	—	—	2	2

Balance as at March 31, 2023	3,650	(305)	3,345	344	3,689

Net loss	(157)	—	(157)	(1)	(158)
Other comprehensive income	—	51	51	—	51

Comprehensive income (loss)	(157)	51	(106)	(1)	(107)
Acquisition of non-controlling interest	(15)	—	(15)	(297)	(312)

Balance as at March 31, 2024	$3,478	$(254)	$3,224	$46	$3,270

VI. SUMMARY FINANCIAL STATEMENTS

The Office of the Auditor General of Manitoba qualified its Audit Opinion on Manitoba’s March 31, 2024 Summary Financial Statements, with the following explanation:

Insufficient support available for contractual obligations

Under Canadian PSAS, contractual obligations that commit the Province to make certain expenditures, for a considerable period into the future, are required to be disclosed to provide an understanding of the nature and extent to which the province’s resources are already committed to meet its future obligations.

Information on the Province’s contractual obligations is included in Note 9 of the Summary Financial Statements. We were unable to obtain sufficient appropriate audit evidence regarding contractual obligations as at March 31,2024 as the Province was unable to provide support to allow us to verify the accuracy and completeness of the information included in Note 9. Consequently, we were unable to determine whether or not the information in Note 9 represents a departure from Canadian PSAS.

Insufficient support available for contractual rights

Under Canadian PSAS, rights to economic resources arising from contracts or agreements that will result in both an asset and revenue to the Province in the future are required to be disclosed to provide an understanding of the resources that will be available to the Province to meet its future obligations or to finance future operations.

Information on the Province’s contractual rights is included in Note 19 of the Summary Financial Statements. We were unable to obtain sufficient appropriate audit evidence regarding contractual rights as at March 31,2024 as the Province was unable to provide support to allow us to verify the accuracy and completeness of the information included in Note 19. Consequently, we were unable to determine whether or not the information in Note 19 represents a departure from Canadian PSAS.